Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT AMONG

BRIGHT HEALTH COMPANY OF CALIFORNIA, INC., THE SELLERS PARTY HERETO, UNIVERSAL CARE, INC.,

THE SELLER REPRESENTATIVE SET FORTH HEREIN,

AND, SOLELY FOR THE PURPOSE OF Section 13.22,

BRIGHT HEALTH, INC.

Dated as of December 31, 2019

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EXHIBITS

Exhibit A	Sellers and Shares
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Offer Letter

SCHEDULES

Schedule 1.1	Non-Cash Consideration
Schedule 2.5(j)	List of Individuals Entering into Offer Letters
Schedule 3.2	Accounting Principles
Schedule 3.6	Example Gross Margin Calculation
Schedule 7.2	Conduct of Business Pending the Closing
Schedule 7.6	Surviving Related Party Contracts
Schedule 8.6(a)	Indemnification Contracts
Schedule 8.6(b)	Claims Made Policies
Schedule 9.2(d)	Required Consents
Schedule 12.1	Seller Representative Designation

Seller Disclosure Schedules

Purchaser Disclosure Schedules

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of December 31, 2019, among Bright Health Company of California, Inc., a California corporation (“Purchaser”), each of the Persons set forth on Exhibit A (each, a “Seller” and collectively, “Sellers”), Universal Care, Inc., a California corporation (the “Company”), the Persons designated on the signature pages hereto as the “Seller Representative”, solely in the capacity as the Seller Representative (as defined herein) pursuant to the terms of this Agreement, and, solely for the purpose of Section 13.22, Bright Health, Inc., a Delaware corporation (“Purchaser Parent”). Purchaser, Sellers, the Company, and the Seller Representative are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in ARTICLE I.

RECITALS

A.       Sellers collectively own beneficially and of record all of the issued and outstanding shares of common stock (the “Shares”) of the Company.

B.        The Company is licensed in the State of California by the California Department of Managed Health Care (“DMHC”) as a health care service plan under the Knox-Keene Act and, under such license, conducts the Business.

C.        Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Shares, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and incorporating the recitals set forth above, the Parties agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 3.3(c).

“Accounting Principles” has the meaning set forth in Section 3.2.

“Adjustment Escrow Amount” means Two Million Dollars ($2,000,000).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

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“Agreement” means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, the Seller Disclosure Schedule and Purchaser Disclosure Schedule (in each case as may be supplemented in accordance with the terms hereof).

“Authorized Action” has the meaning set forth in Section 12.6.

“Basket” has the meaning set forth in Section 11.4(a).

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, or (c) any other employment, consulting, severance, retention, deferred-compensation, retirement, welfare-benefit, bonus, incentive, change in control, vacation, fringe benefit, insurance or hospitalization program, flexible benefit plan, cafeteria plan or dependent care plan for any current or former employee, director, consultant or agent, whether pursuant to a plan, policy, program, Contract, or arrangement; with respect to which the Company sponsors, maintains, is a party to, participates in, contributes to, or has any liability or contingent liability.

“Business” means the entire business of the Company including, without limitation, the California managed care services business operated by the Company pursuant to its license as a Knox-Keene Plan, consisting of: (a) Medicare Advantage Prescription Drug health plan(s) operated by the Company pursuant to a contract with CMS; (b) eleven (11) Medicare Advantage Plans including three (3) C-SNPs, one (1) D-SNP, one (1) I-SNP, and three (3) Medicare Advantage Plans; (c) a Care Coordination Agreement with DHCS to provide or arrange for the provision of Medi-Cal covered services to Medi-Cal Program enrollees qualified for a special needs plan; and (d) a Plan-to-Plan Contract with L.A. Care to provide or arrange for the provision of professional services only for Medi-Cal Program enrollees of L.A. Care.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York are authorized or required to be closed for business.

“Calculated Dollar Amount” has the meaning set forth in Section 3.6(a).

“Cap” has the meaning set forth in Section 11.4(b).

“Cash Purchase Price” has the meaning set forth in Section 3.1.

“Claim Notice” has the meaning set forth in Section 11.5(a).

“Claims Made Policies” has the meaning set forth in Section 8.6(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Tangible Net Equity” means an amount equal to the Company’s Tangible

Net Equity as of immediately prior to the Closing.

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“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company immediately prior to the Closing, calculated in accordance with the Accounting Principles.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Data” has the meaning set forth in Section 5.11(d).

“Company Intellectual Property” means the Intellectual Property owned or licensed by the

Company.

“Company IT Systems” has the meaning set forth in Section 5.11(c).

“Company Privacy Commitments” has the meaning set forth in Section 5.11(b).

“Company Real Property” has the meaning set forth in Section 5.9(b).

“Company Records” means all documents and books and records (whether in written or electronic form) relating to the Company or used in connection with the Business, including all (a) work papers, (b) documents, (c) minutes, (d) reports, (e) summaries, (f) spreadsheets, (g) charts, (h) documents that form the basis for any of clauses (a) – (g), (i) business analyses, (j) financial analyses, (k) statistical analyses, (l) documents that form the basis for any of clauses (i) – (k), (m) memoranda, (n) correspondence or communications, including any and all documents or correspondence submitted by the Company to the DMHC, (o) protocols, (p) plans, (q) policies, (r) templates, (s) processes, (t) provider credentialing information, (u) customer lists, (v) enrollee lists, (w) payor lists, (x) provider lists and (y) supplier lists, but expressly excluding any attorney-client privileged communications or documents involving SMRH and belonging to Sellers, specifically concerning the negotiation and consummation of the transactions contemplated by this Agreement and/or the Related Agreements, as specifically set forth in Section 13.18.

“Company’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, the Company means the actual knowledge of Jay Davis, Jeffrey Davis, Marc Davis or Laura Davis, in each case after due inquiry; it being understood and agreed that the obligation to conduct “due inquiry” will be deemed satisfied if such Persons reasonably inquire of their respective “direct report” employees of the Company who are primarily responsible for the matter in question.

“Competing Transaction” has the meaning set forth in Section 7.5.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 8, 2019, between Purchaser Parent and the Company.

“Consent” means a consent, authorization, or approval of, or a filing, notification, or registration with, a Person.

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“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty, or other arrangement, whether written or oral.

“County” or “Counties” means any of the counties listed in Section 5.1(a) of the Seller Disclosure Schedule.

“Covered Persons” has the meaning set forth in Section 8.6(a).

“Davis Sellers” has the meaning set forth in Section 8.4(a).

“DHCS” means the California Department of Health Care Services.

“DMHC” has the meaning set forth in the recitals to this Agreement.

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” means those individuals employed by the Company.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Law” means any current Law relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health, or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person, corporation, trade, or business that is treated as a single employer with such Person within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“ERISA Health Plan” has the meaning set forth in Section 5.14(c).

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“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached as Exhibit B.

“Estimated Cash Purchase Price” has the meaning set forth in Section 3.2.

“Estimated Closing Statement” has the meaning set forth in Section 3.2.

“Final Cash Purchase Price” has the meaning set forth in Section 3.3(b).

“Final Release Date” has the meaning set forth in Section 2.3(b).

“Financial Statements” has the meaning set forth in Section 5.4(a).

“First Release Date” means November 30, 2021, or such later date as necessary to ensure prior satisfaction from the Indemnity Escrow Amount of all Gross Margin Adjustment payments due to Purchaser under Section 3.6.

“Fractional Share Amount” has the meaning set forth in Section 2.3(a)(ii).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.5, Section 5.1, Section 5.2, Section 5.8(a), Section 5.24, Section 6.1, and Section 6.7.

“GAAP” means United States generally accepted accounting principles as of the date of this Agreement.

“Gross Margin” has the meaning set forth in Section 3.6(a).

“Gross Margin Adjustment” has the meaning set forth in Section 3.6(c).

“Gross Margin Adjustment Statement” has the meaning set forth in Section 3.6(b).

“Gross Margin Shortfall” has the meaning set forth in Section 3.6(c).

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra- national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative law functions, including quasi-governmental entities established to perform such functions.

“Guaranteed Obligations” has the meaning set forth in Section 13.22(a).

“Guaranteed Parties” has the meaning set forth in Section 13.22(a).

“Hazardous Substances” means petroleum or any material or substance in such concentration that it is regulated or controlled as a hazardous substance, toxic substance, hazardous waste, or pollutant under any Environmental Law.

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“Healthcare Laws” means all Laws relating to the operations, activities or services of the Business and orders pursuant to such Laws applicable to the Company or any assets owned or used by it, including (a) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Civil Monetary Penalties Statute (42 U.S.C. § 1320a-7a) and all similar or equivalent state Laws; (b) TRICARE (formerly known as the Civilian Health and Medical Program of the Uniformed Services); (c) HIPAA; (d) Medicare; (e) federal and state Medicaid Laws, as applicable; (f) PPACA; (g) HCERA; (h) quality, safety and accreditation standards and requirements of all applicable state Laws or of Governmental Authorities; (i) the Knox-Keene Act; (j) all Laws, mandatory policies, mandatory procedures and requirements pursuant to which healthcare Permits are issued; and (k) any and all other applicable health care Laws, mandatory manual provisions, mandatory policies and mandatory supplier standards, and each of (a) through (k) as may be amended from time to time.

“Healthcare Reform Laws” has the meaning set forth in Section 5.14(c).

“HCERA” has the meaning set forth in Section 5.14(c).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the implementing regulations, including those at 45 C.F.R. Parts 160, 162 and 164 and any written and published or released sub-regulatory guidance, all as may be amended and any substitute or successor provisions thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBNR” means claims incurred but not reported, as such term is generally understood in the health insurance industry.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (i) Related Party Debt, (j) [intentionally omitted], and (k) all Liabilities of any other Person described in clauses (a) through (j) above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, relating thereto.

“Indemnifiable Taxes” means any Taxes of the Company (or for which the Company is liable): (i) arising out of or relating to any Pre-Closing Tax Period; (ii) arising out of or relating to the portion of any Straddle Period ending on the Closing Date; and (iii) arising as a result of

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transferee, successor or similar liability arising by Law or by Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes) which relate to an event or transaction occurring on or before the Closing Date.

“Indemnified Person” means the Person or Persons entitled to indemnification under ARTICLE XI.

“Indemnifying Person” means the Person or Persons obligated to provide indemnification under ARTICLE XI.

“Indemnity Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means Forty-Two Million Dollars ($42,000,000), comprised of the Indemnity Escrow Cash Amount and the Indemnity Escrow Shares.

“Indemnity Escrow Cash Amount” means an aggregate cash amount of Thirty Million Dollars ($30,000,000).

“Indemnity Escrow Shares” means the amount of Non-Cash Consideration equal to Twelve Million Dollars ($12,000,000) comprising the number of shares set forth on Schedule 1.1.

“Interim Balance Sheet” has the meaning set forth in Section 5.4(a).

“Initial Closing Statement” has the meaning set forth in Section 3.3(a).

“Insurance Policies” has the meaning set forth in Section 5.23.

“Intellectual Property” means all (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and works of authorship, (d) Know-How, and (e) Software.

“IP License” has the meaning set forth in Section 5.10(b).

“IRS” means the U.S. Internal Revenue Service.

“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.

“Knox-Keene Act” means the Knox-Keene Health Care Service Plan Act of 1975 and all regulations promulgated thereunder.

“Knox-Keene Plan” means a health care service plan subject to the requirements of the Knox-Keene Act and regulated by the DMHC.

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“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation, or other violation with respect to Intellectual Property.

“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges; provided, that, “Losses” shall exclude consequential, punitive, special, incidental, contingent and indirect damages, including business interruption, loss of future revenue, diminution in value, profits or income or loss of business, except to the extent such damages are awarded in connection with any Third Party Claim or constitute lost revenues under Contracts.

“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, has or could reasonably be expected to have a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company, taken as a whole, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which the Company operates, including, without limitation, any changes to reimbursement rates or in the methods or procedures for determining such rates and any changes to eligibility requirements or any other programmatic changes by any Governmental Authority; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any hurricane, earthquake, flood or other natural disasters or acts of God; (e) any failure by the Company to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (f) changes in Law or interpretation thereof or GAAP or interpretation thereof; (g) events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement of the transactions contemplated hereby or thereby, the consummation of the transactions contemplated hereby or thereby; (h) any action required by this Agreement or any Related Agreement, or any taking of any action at the request of or with the written consent of Purchaser; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), (c), (d) and (f) above shall be excluded only to the extent such matters do not disproportionately impact the Company as compared to other Persons operating in same industry.

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“Material Contracts” has the meaning set forth in Section 5.12.

“Medi-Cal Program” or “Medi-Cal” means the Medicaid program established and governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder and the State of California’s applicable Laws implementing the Medicaid program as the California Medical Assistance Program (Medi-Cal), all as such Laws may be amended and any substitute or successor provisions thereto.

“Medicare Advantage Plans” means one or more Medicare Advantage coordinated care plans (i.e., without prescription drug coverage), Medicare Advantage prescription drug plans and stand-alone prescription drug plans offered under a policy, contract or plan authorized under the Medicare Advantage program and approved by CMS.

“Medicare Program” means the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, including, but not limited to, the Medicare Advantage Program and Medicare cost plans, PACE plans and special needs plans, and the regulations promulgated thereunder, all as such Laws may be amended and any substitute or successor provisions thereto.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Negative Adjustment Amount” has the meaning set forth in Section 3.3(e).

“Non-Cash Consideration” means the number of shares of Purchaser Parent’s Series D Preferred Stock set forth on Schedule 1.1 which the Parties agree reflects the amount of such shares equal to Eighty Million Dollars ($80,000,000).

“Notice of Acceptance” has the meaning set forth in Section 3.3(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 3.3(b)(ii).

“Notice of Material Modification” or “Material Modification” means a health care service plan regulatory filing, including any amendments thereto, required to be filed by the Company pursuant to the Knox-Keene Act to obtain approval from the DMHC for a change in ownership or control relating to the Company resulting from the sale of the Shares.

“Offer Letters” means the offer letters entered into as of the Closing Date by and between, on the one hand, the Company or one of its Affiliates, and on the other hand, the individuals set forth on Schedule 2.5(j), in each case in substantially the form attached as Exhibit C and incorporating such additional terms as may be set forth opposite the applicable individual’s name on Schedule 2.5(j).

“OIG” has the meaning set forth in Section 5.19(b).

“Order” means any order, writ, judgment, decree, injunction, stipulation, ruling, settlement, determination, award or consent order of or with any Governmental Authority.

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“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Payors” means any Knox-Keene Plan or other third-party payor, including, without limitation, commercial payors, the Medicare Program, the Medi-Cal Program, and all other federal or state governmental healthcare programs and their agents.

“Pending Claims” has the meaning set forth in Section 2.3(b)(i).

“Percentage Interest” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on Exhibit A.

“Permit” means any permit, license (including any Regulated Business license), approval, or other authorization required to be obtained by any Governmental Authority.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the ordinary course of business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; (d) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business; and (e) with respect to the Shares, restrictions on transfer imposed under applicable Laws.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Personal Data” means (a) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (b) any other information or data considered to be personally identifiable information or data under applicable Laws.

“Plan” means an organization that is licensed and contracted to provide healthcare services to subscribers.

“Plan-to-Plan Contract” means any Contract by and between the Company and a Plan pursuant to which the Company provides or arranges for the provision of specified healthcare services to the Plan’s subscribers.

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“Post-Closing Tax Benefit” means the amount of any net reduction in income Taxes actually realized (in form of a refund, credit, or reduction in otherwise required cash income Tax payments otherwise payable by the Purchaser, the Company, or any of their Affiliates with respect to a filed income Tax Return) as a result of the utilization of any Transaction Deductions to the extent not otherwise included on a Tax Return for a Pre-Closing Tax Period, any net operating loss, capital loss or other carryforward, or any other Tax asset in the two (2) Tax periods (or portion thereof) beginning after the Closing Date, determined on a “with and without” basis.

“PPACA” has the meaning set forth in Section 5.14(c).

“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Prior Period Return” has the meaning set forth in Section 8.1(f).

“Proceeding” means any claim, action, cause of action, suit (whether in contract or tort or otherwise), arbitration, opposition, interference, charge, complaint, demand, notice, proceeding, audit, hearing, examination, or other litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

“Programs” means (a) Medicare, (b) Medicaid and (c) any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Proposed Adjustments” has the meaning set forth in Section 3.3(b)(ii).

“Providers” means any or all of physician or medical groups, independent practice associations (IPAs), community clinics, specialist physicians, dentists, optometrists, opticians, audiologists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, hospitals, skilled nursing facilities, extended care facilities, other health care or services professionals or facilities, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied medical, health or wellness professional or facility, who or which, in the case of any of the foregoing are duly licensed, certified or otherwise qualified.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Disclosure Schedule” means that certain document identified as the Purchaser Disclosure Schedule delivered by Purchaser to the Company and Sellers in connection with this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 11.2(a).

“Purchaser’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Purchaser means the actual knowledge of G. Mike Mikan, Sam Srivastava and Brett Erhardt, in each case after due inquiry; it being understood and agreed

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that the obligation to conduct “due inquiry” will be deemed satisfied if such Persons reasonably inquire of their respective “direct report” employees of the Company who are primarily responsible for the matter in question.

“Purchaser Parent” has the meaning set forth in the preamble to this Agreement.

“Purchaser Parent Financial Statements” has the meaning set forth in Section 6.11.

“Real Property Lease” has the meaning set forth in Section 5.9(b).

“Regulated Business” means an entity required to be certified, registered or licensed, as applicable, as an insurance company, health care service plan, health care service contractor, health care services organization, third party administrator of benefits (including any independent adjuster), preferred provider program administrator, preferred provider network, organized delivery system, utilization review organization, utilization review agent, utilization review company, private review agent, independent review organization, provider of telephone medical advice, or other entity required to be certified, registered or licensed, as applicable, under the Healthcare Laws.

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Escrow Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Related Party Debt” means all outstanding Indebtedness between the Company and any Seller (or any Affiliate of any Seller) or between the Company and its Affiliates, including but not limited to (a) the principal sum of Five Million Dollars ($5,000,000), plus interest on the principal balance thereof due under the Subordinated Promissory Note dated November 16, 2015 by and between the Company and UCAP; (b) the principal sum of Five Million Dollars ($5,000,000), plus interest on the principal balance thereof due under the Amended and Restated Subordinated Promissory Note dated November 16, 2015 by and among the Company and Davis Property Holdings, LLC, Howard and Elaine Davis Grandchildren’s Trust, Howard E. and Elaine H. Davis, and Howard E. and Elaine H. Davis Grandchildren’s Trust; (c) the principal sum of Five Million Dollars ($5,000,000), plus interest on the principal balance thereof due under the Subordinated Promissory Note dated November 28, 2018 by and between the Company and UCAP; (d) the principal sum of Five Million Dollars ($5,000,000), plus interest on the principal balance thereof due under the Subordinated Promissory Note dated November 30, 2018 by and among the Company and Davis Property Holdings, LLC, Howard and Elaine Davis Family Trust, Jeffrey Davis, Marc Davis, Jay Davis, and Laura Davis; (e) the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) plus interest on the principal balance thereof due under the Subordinated Promissory Note dated June 30, 2018 by and between the Company and UCAP; (f) the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) plus interest on the principal balance thereof due under the Subordinated Promissory Note dated June 30, 2018 by and among the Company and Davis Property Holdings, LLC, Howard and Elaine David Grandchildren’s Trust, Howard E. and Elaine H. Davis, Jeffrey Davis, Marc Davis, Jay Davis, and Laura Davis; (g) the principal sum of Four Million Dollars ($4,000,000) plus interest on the principal balance thereof due under the Subordinated Promissory Note dated December 13, 2019,

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by and between the Company and UCAP; and (h) the principal sum of Four Million Dollars ($4,000,000) plus interest on the principal balance thereof due under the Subordinated Promissory Note, dated October 31, 2019, by and among the Company, Davis Property Holdings, LLC, Howard and Elaine Davis Family Trust, Jeffrey Davis, Marc Davis, Jay Davis, and Laura Davis.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.

“Schedule Supplement” has the meaning set forth in Section 7.9.

“Securities Act” means the Securities Act of 1933.

“Seller” and “Sellers” have the meanings set forth in the preamble to this Agreement.

“Seller Disclosure Schedule” means that certain document (as modified from time to time in accordance with the terms hereof) identified as the Seller Disclosure Schedule delivered by Sellers and the Company to Purchaser in connection with this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 11.3.

“Seller Releasor” has the meaning set forth in Section 8.5.

“Seller Representative” has the meaning set forth in Section 12.2.

“Seller Returns” has the meaning set forth in Section 8.1(a).

“Seller’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, a Seller means the actual knowledge of such Seller (including, in the case of a non-individual Seller, the actual knowledge of its executive officers or trustees as applicable).

“Shares” has the meaning set forth in the recitals to this Agreement.

“SMRH” means Sheppard Mullin Richter & Hampton LLP.

“Software” means: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.

“SNP” means a Medicare Advantage Plan designed exclusively for certain populations (e.g., a Medicare Advantage Plan for individuals with certain chronic or disabling conditions (“C- SNP”), a Medicare Advantage Plan for individuals who are eligible for both Medicare and full

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Medi-Cal (“D-SNP”) and a Medicare Advantage Plan for individuals confined to certain institutions (like a nursing home) or who still live at home but need the same level of care as someone living in a nursing home (“I-SNP”)).

“Specified Courts” has the meaning set forth in Section 13.14.

“Spokesperson” has the meaning set forth in Section 12.5.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 8.1(c).

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Tangible Net Equity” has the meaning set forth in Title 28, Article 9, Section 1300.76(c) of the California Code of Regulations, which as of the date of this Agreement means net equity reduced by the value assigned to intangible assets including, but not limited to, goodwill; going concern value; organizational expense; starting-up costs; obligations of officers, directors, owners, or affiliates which are not fully secured, except short-term obligations of affiliates for goods or services arising in the normal course of business which are payable on the same terms as equivalent transactions with nonaffiliates and which are not more than sixty (60) days past due; long term prepayments of deferred charges, and nonreturnable deposits. An obligation is fully secured for the purposes of the foregoing definition if it is secured by tangible collateral, other than by securities of the plan or an affiliate, with an equity of at least one-hundred and ten percent (110%) of the amount owing. Except as otherwise provided therein, the Knox- Keene Act currently requires each Plan licensed pursuant to the Knox-Keene Act to have and maintain, at all times, a tangible net equity of the greater of: (a) One Million Dollars ($1,000,000); (b) the sum of two percent (2%) of the first One Hundred Fifty Million Dollars ($150,000,000) of annualized premium revenues plus one percent (1%) of annualized premium revenues in excess of One Hundred Fifty Million Dollars ($150,000,000); and (c) an amount equal to the sum of: (i) eight percent (8%) of the first One Hundred Fifty Million Dollars ($150,000,000) of annualized health care expenditures except those paid on a capitated basis or managed hospital payment basis; plus (ii) four percent (4%) of the annualized health care expenditures, except those paid on a capitated basis or managed hospital payment basis, which are in excess of One Hundred Fifty Million Dollars ($150,000,000); plus (iii) four percent (4%) of annualized hospital expenditures paid on a managed hospital payment basis.

“Target Dollar Amount” has the meaning set forth in Section 3.6(a).

“Target Tangible Net Equity” means the minimum Tangible Net Equity that the Company is required to maintain under the Knox-Keene Act as of immediately prior to the Closing, as

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calculated in accordance with the Accounting Principles; provided, that in the Company’s case, the calculation of Target Tangible Net Equity shall be prepared in accordance with the Accounting Principles and shall expressly exclude (x) any current income tax receivables, (y) Indebtedness, and (z) Transaction Expenses, and (xi) any deferred tax assets.

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Return” means any report, return, or other information or filing required to be supplied to a Governmental Authority in connection with any Taxes, and any amendment thereto.

“Termination Fee” has the meaning set forth in Section 10.3.

“Third Party Claim” has the meaning set forth in Section 11.6(a).

“Transaction Deduction” means any deduction permitted for income Tax purposes, to the extent “more likely than not” deductible (or at a higher confidence level), attributable to any payments (or deemed payments) of the Transaction Expenses made before, on, or after the Closing Date.

“Transaction Expenses” means, as of immediately prior to Closing, each of the following, to the extent not paid prior to the Closing: (a) all fees and expenses incurred or payable by the Company in connection with this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company in connection with this Agreement and the transactions contemplated by this Agreement, (b) all transaction bonuses, retention payments, change-of-control payments, and other amounts payable to any employee of the Company in connection with this Agreement and the transactions contemplated by this Agreement, (c) fifty percent (50%) of the cost of the “tail” insurance policy or Claims Made Policies obtained by the Company pursuant to Section 8.6(b), and (d) fifty percent (50%) of the fees and expenses of the Escrow Agent pursuant to the Escrow Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.1(h).

“UCAP” has the meaning set forth in Section 8.4(a).

“Unresolved Adjustments” has the meaning set forth in Section 3.3(c).

“Unresolved Balance” has the meaning set forth in Section 3.3(c).

Section 1.2 Other Definitional Provisions and Interpretation; Schedules. The headings preceding the text of Articles and Sections included in this Agreement and the headings to any

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Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any information disclosed in any Schedule, including in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, shall be deemed to be disclosed for purposes of any other Schedule (or, in the case of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, in any Section thereof) to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule (or Section). Reference to a document being “made available” shall mean such document was provided to Purchaser or its Representatives via electronic email, or a copy of such document was posted (and made available) in the electronic data room maintained by Merrill on behalf of the Sellers and the Company under the title “Project Sunrise” as of 11:59 p.m. as of the date that is two (2) Business Days prior to the date of this Agreement.

ARTICLE II

SALE AND PURCHASE OF THE SHARES; CLOSING

Section 2.1 Sale and Purchase of the Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers’ right, title, and interest in the Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws), in exchange for the payment by Purchaser of the Purchase Price, as it may be adjusted pursuant to ARTICLE III.

Section 2.2 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the last Business Day of the month in which each of the conditions set forth in ARTICLE IX has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition

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(other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser and the Seller Representative may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective at 11:59 p.m. on the Closing Date (the “Effective Time”); provided, that if the Closing Date is not the last day of the month in which the Closing occurs (i.e., because such day is not a Business Day), then the Closing nonetheless shall be deemed to be effective as of 11:59 p.m. on the last day of the month in which the Closing occurs and such time shall be deemed the Effective Time for all purposes hereunder).

Section 2.3 Payment of Purchase Price.

(a)          At the Closing, Purchaser shall make the Purchase Price payment as follows:

(i) pay to each Seller its Percentage Interest of the Estimated Cash Purchase Price (minus the aggregate of the Adjustment Escrow Amount plus the Indemnity Escrow Cash Amount) by wire transfer of immediately available funds to the account each such Seller designates in writing to Purchaser at least three (3) Business Days prior to the Closing Date;

(ii) pay to each Seller the Non-Cash Consideration portion of the Purchase Price (minus the Indemnity Escrow Shares) by delivering to each Seller a stock certificate issued by Purchaser Parent representing such Seller’s Percentage Interest of the Non-Cash Consideration; provided, however that Purchaser shall not be required to deliver any fractional share and the value of all such fractional shares of Non-Cash Consideration determined in accordance with the foregoing (the “Fractional Share Amount”) will be added to the Cash Purchase Price;

(iii) deliver to the Escrow Agent (A) the Indemnity Escrow Shares and (B) an amount equal to the aggregate of the Adjustment Escrow Amount plus the Indemnity Escrow Cash Amount by wire transfer of immediately available funds into the escrow account established under the Escrow Agreement;

(iv) pay the applicable Persons identified in the pay-off letters delivered by Sellers pursuant to Section 2.5(h) the respective amounts of the Closing Date Indebtedness set forth in such pay-off letters, by wire transfer of immediately available funds to the account or accounts designated in each such pay-off letter; and

(v) pay the applicable Persons identified in the invoices delivered by Sellers pursuant to Section 2.5(i), or as set forth in the Estimated Closing Statement, the respective amounts of the Transaction Expenses set forth in such invoices or Estimated Closing Statement, by wire transfer of immediately available funds to the account or accounts designated in each such invoice or the Estimated Closing Statement; provided, however, that in the case of Transaction Expenses owed to

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employees of the Company, Purchaser shall contribute such amounts to the Company upon the Closing and cause the Company to pay such amounts (less applicable withholding and any Taxes required to be paid by the Company with respect thereto) to the applicable employees immediately following the Closing and prior to the Effective Time.

(b)          Subject to the provisions of Section 3.6, ARTICLE XI and the Escrow Agreement, the Indemnity Escrow Amount shall be released and paid to Sellers, in accordance with their respective Percentage Interests, as follows:

(i) on the First Release Date, the amount, if any, in excess of (x) (A) Ten Million Dollars ($10,000,000) of the Indemnity Escrow Cash Amount and (B) the number of Indemnity Escrow Shares equal to Four Million Dollars ($4,000,000) plus (y) an amount equal to all amounts with respect to (I) which Purchaser Indemnified Parties have asserted a claim for, but not yet received, disbursement from the Indemnity Escrow Account, and (II) any unresolved claims of Purchaser Indemnified Parties for indemnification under this Agreement (all such claims in clauses (I) and (II) being hereinafter referred to as “Pending Claims”);

(ii) on the date which is twenty-four (24) months following the Closing Date (the “Final Release Date”), all of the then remaining Indemnity Escrow Amount in excess of any amounts with respect to Pending Claims; and

promptly upon resolution pursuant to the Escrow Agreement and ARTICLE XI of this Agreement of any Pending Claims existing as of the Final Release Date, all of the funds then remaining in Indemnity Escrow Account that would have been released from the Indemnity Escrow Account to Sellers as of such Final Release Date in absence of such Pending Claim that is not payable to the Purchaser Indemnified Parties in accordance with such resolution.

Section 2.4 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to the Seller Representative each of the following:

(a)          each Related Agreement to which Purchaser is a party, executed by Purchaser;

(b)          a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b);

(c)          a certificate, dated as of the Closing Date and executed by the secretary of Purchaser, certifying as to (i) the resolutions approved by the board of directors of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of Purchaser authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser under this Agreement and its Related Agreements;

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(d)          a certificate of good standing of Purchaser Parent, issued as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(e)          a certificate, dated as of the Closing Date and executed by the secretary of Purchaser Parent, certifying as to (i) the resolutions approved by the board of directors of Purchaser Parent authorizing the execution, delivery, and performance by Purchaser Parent of this Agreement and its Related Agreements and the consummation by Purchaser Parent of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of Purchaser Parent authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser Parent under this Agreement and its Related Agreements;

(f)           a certificate of good standing of the Purchaser, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of California; and

(g)          such other documents, certificates, or instruments as may reasonably be required in order to effect the transactions contemplated by this Agreement and the Related Agreements.

Section 2.5 Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser each of the following:

(a)          the stock certificates evidencing the Shares, each endorsed in blank by the applicable Seller or accompanied by a stock power or other instrument of transfer executed in blank by such Seller;

(b)          the Escrow Agreement, executed by the Seller Representative and the Escrow Agent;

(c)           a copy of the articles of incorporation of the Company, certified as of a recent date not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of California;

(d)          a certificate of good standing of the Company, issued as of a recent date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of California;

(e)          a certificate, dated as of the Closing Date and executed by the secretary of the Company, certifying as to (i) no amendments to the articles of incorporation of the Company since the date of certification referenced in paragraph (c) above, (ii) the bylaws of the Company, (iii) the resolutions approved by the board of directors of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, and (iv) the names and signatures of the officers of the Company authorized to execute this Agreement and the other documents to be delivered by the Company under this Agreement;

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(f)           a certificate, dated as of the Closing Date and executed by an officer of the Company, of the non-foreign status of the Company, substantially in the form provided for in U.S. Department of Treasury Regulation § 1.1445-2(b)(2);

(g)          letters of resignation from each director or officer requested by Purchaser pursuant to Section 7.7;

(h)          (i) an executed pay-off letter and UCC-3 termination statements and other Lien terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar Governmental Authority), in each case in form and substance reasonably satisfactory to Purchaser, from each Person to whom any amount of the Closing Date Indebtedness is owed, evidencing the satisfaction in full of all such Closing Date Indebtedness and the release or termination of all Liens relating to such Closing Date Indebtedness and (ii) evidence of cancellation and extinguishment of all existing Related Party Debt;

(i)           an invoice from each Person (other than any employee) to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of Transaction Expenses owed to such Person;

(j)           acceptance of an Offer Letter by each individual listed on Schedule 2.5(j);

(k)          documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination, in accordance with Section 7.6, of all related party Contracts and relationships and the release of the Company from all Liability thereunder;

(l)           a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b), as such conditions relate to the Company;

(m)          certificates, dated as of the Closing Date and executed by the secretary (or similar officer) of each Seller that is not an individual or a trust, certifying as to (i) the resolutions approved by the board of directors (or similar governing body) of such Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and its Related Agreements and the consummation by such Seller of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of such Seller authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by such Seller under this Agreement and its Related Agreements;

(n)          certificates, dated as of the Closing Date and executed by each Seller, certifying as to the satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b), as such conditions relate to such Seller;

(o)          consents and estoppels from each landlord under each Real Property Lease consenting to the change in control of the tenant under such Real Property Lease, together with customary estoppel provisions, all in form and substance reasonably satisfactory to Purchaser; and

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(p)          such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements, to vest in Purchaser good and valid title to all of the Shares, or to evidence the release of all Liens (other than Permitted Liens) on the Company’s properties and assets.

ARTICLE III PURCHASE PRICE; ADJUSTMENT

Section 3.1 Purchase Price. The purchase price for the Shares shall be equal to the Non- Cash Consideration plus the Cash Purchase Price (the “Purchase Price”). The “Cash Purchase Price” shall be an amount equal to:

(a)          the sum of Two Hundred Million Dollars ($200,000,000) plus the Fractional Share Amount;

(b)          minus the aggregate amount of Closing Date Indebtedness;

(c)          minus the aggregate amount of Transaction Expenses; and

(d)          (i) plus the amount by which Closing Date Tangible Net Equity exceeds Target Tangible Net Equity or (ii) minus the amount by which Target Tangible Net Equity exceeds Closing Date Tangible Net Equity.

Section 3.2 Estimated Cash Purchase Price. At least fifteen (15) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Cash Purchase Price (such estimated amount, the “Estimated Cash Purchase Price”), including each of its components. The Estimated Closing Statement shall also set forth the portion of the Estimated Cash Purchase Price that each Seller is entitled to receive (based on such Seller’s respective Percentage Interests). The Company shall prepare the Estimated Closing Statement in accordance with GAAP, consistently applied, subject to modification in accordance with the accounting principles, policies, and procedures set forth on Schedule 3.2(A) (collectively, the “Accounting Principles”). Prior to the Closing, Purchaser will be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Cash Purchase Price set forth therein, and the Company shall permit Purchaser and its Representatives to have reasonable access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Cash Purchase Price as Purchaser may reasonably request. The Company shall promptly consider in good faith any changes Purchaser proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted. Examples of the calculations to be made as of the Closing Date are set forth on Schedule 3.2(B).

Section 3.3 Determination of Final Cash Purchase Price.

(a)          Within thirty (30) days following the twelve (12) month anniversary of the Closing Date, Purchaser shall prepare and deliver to the Seller Representative (i) an unaudited balance sheet of the Company as of the Closing Date and (ii) a statement (the “Initial Closing

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Statement”) setting forth Purchaser’s good faith calculation of the Cash Purchase Price, including each of its components. Purchaser shall prepare the Initial Closing Statement in accordance with this Agreement and the Accounting Principles.

(b)          The Seller Representative will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date the Seller Representative receives the Initial Closing Statement. During such thirty (30) day period, the Seller Representative and its Representatives will have reasonable access to the books and records of the Company, to work papers prepared by Purchaser and Purchaser’s Representatives to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as the Seller Representative may reasonably request, and will be entitled to meet with Representatives of Purchaser on a mutually convenient basis in order to obtain and discuss such information; provided, that such access does not interrupt the normal course of the Business. At or prior to the end of such thirty (30) day period, the Seller Representative shall either:

(i) deliver a notice to Purchaser confirming that no adjustments are proposed by the Seller Representative to Purchaser’s calculation of the Cash Purchase Price or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to Purchaser to the effect that the Seller Representative disagrees with Purchaser’s calculation of the Cash Purchase Price or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in the Seller Representative’s view, should be made to the calculation of the Cash Purchase Price or any of its components, as applicable, in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”);

provided, however, that if the Seller Representative fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Cash Purchase Price.”

(c)          If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify the Seller Representative whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, the Seller Representative and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Cash Purchase Price resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice to the Seller Representative of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either the Seller Representative or Purchaser, the Unresolved Adjustments will be submitted to Grant Thornton LLP or, if such firm is unable or unwilling to act, to a mutually agreed nationally recognized firm with no material relationships with any Seller, the Seller Representative, Purchaser, or any of their respective Affiliates and with

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accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of the Seller Representative, and shall make available to the Accounting Firm the books and records of the Company, work papers prepared by Purchaser, the Seller Representative, or their respective Representatives to the extent they relate to the Initial Closing Statement or the Notice of Disagreement, as the case may be, and other historical financial information relating to the Initial Closing Statement, in each case as the Accounting Firm may request. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 3.3, as applicable, a calculation of the Cash Purchase Price, including each of its components; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 3.3(c). The Accounting Firm may, at its discretion, conduct a conference concerning the Unresolved Adjustments, at which conference Purchaser and the Seller Representative shall have the right to present additional books and records, work papers, documents, materials, and other information and to have their respective Representatives present, but in no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written Consent of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Cash Purchase Price by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the “Final Cash Purchase Price,” and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.3(c) shall be borne by Purchaser, on the one hand, and the Seller Representative, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is One Hundred Dollars ($100), and the written determination of the Accounting Firm states that Eighty Dollars ($80) of the Unresolved Balance is resolved in Purchaser’s favor and Twenty Dollars ($20) of the Unresolved Balance is resolved in the Seller Representative’s favor, Purchaser would bear twenty percent (20%) of the Accounting Firm’s costs and expenses, on the one hand, and the Seller Representative would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 3.3 shall be borne by such Party.

(d)          If the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, then, within five (5) Business Days after the date on which the Final Cash Purchase Price becomes final and binding pursuant to this Section 3.3, (i) Purchaser shall pay to the Seller Representative, for further distribution to Sellers, by wire transfer of immediately available funds

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to the account the Seller Representative designates in writing to Purchaser, an amount in cash equal to such difference and (ii) Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to disburse the Adjustment Escrow Amount to the Seller Representative, for further distribution to Sellers.

(e)          If the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, then, within five (5) Business Days after the date on which the Final Cash Purchase Price becomes final and binding pursuant to this Section 3.3, (i) Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay to Purchaser, out of the Adjustment Escrow Amount, an amount (the “Negative Adjustment Amount”) in cash equal to such difference and (ii) (A) if the Negative Adjustment Amount is greater than the Adjustment Escrow Amount, then, at Purchaser’s option, (x) Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to pay to Purchaser the remaining portion of the Negative Adjustment Amount out of the Indemnity Escrow Amount or (y) Sellers, severally and not jointly, shall pay to Purchaser the remaining portion of the Negative Adjustment Amount or (B) if the Negative Adjustment Amount is less than the Adjustment Escrow Amount, then Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to disburse the remaining portion of the Adjustment Escrow Amount to the Seller Representative, for further distribution to Sellers.

(f)          To the extent any amounts due to Purchaser under Section 3.3(e) are in excess of the amount of the Adjustment Escrow Amount and must be disbursed from the Indemnity Escrow Amount, then Sellers shall cause the Seller Representative to deposit the amount of such excess into the Escrow Account within five (5) Business Days after disbursement to Purchaser.

(g)          The Parties shall treat any payments made pursuant to this Section 3.3 as an adjustment to the Cash Purchase Price for Tax purposes, unless otherwise required by Law.

Section 3.4 Withholding. Purchaser shall be entitled to deduct and withhold from any amount payable under this Agreement, including the Estimated Cash Purchase Price, such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. Before making any such deduction or withholding, the payor shall give the Person in respect of which such withholding or deduction is being made, notice of the intention to make such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver an IRS Form W-9 or any withholding on payments under any compensatory payments made in connection with the transactions contemplated by this Agreement) and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least three (3) Business Days before such deduction or withholding is required, in order for the Person in respect of which such withholding or deduction is to be made, to obtain reduction of or relief from such deduction or withholding, to the extent allowed under applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

Section 3.5 Distributions to Sellers. Following its receipt of any portion of the Adjustment Escrow Amount pursuant to Section 3.3(d) or Section 3.3(e), the Seller Representative shall promptly distribute such amount to Sellers in accordance with their respective Percentage Interests.

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Section 3.6 Gross Margin Adjustment. The Purchase Price set forth in Section 2.3 shall be adjusted as follows depending on whether the Company meets a certain target gross margin amount that has been estimated for the calendar year ending December 31, 2020:

(a)          As used in this Agreement “Gross Margin” shall mean (i) revenue from Medicare premiums plus revenue from Medi-Cal premiums, minus (ii) healthcare services expenses, utilizing the same classifications as in the audited financial statements of the Company for the financial year ended June 30, 2019. “Target Dollar Amount” shall mean Eighty Nine Million Nine Hundred Fifty Nine Thousand Dollars ($89,959,000).

(b)          On or before October 31, 2021, Purchaser shall prepare and deliver to Seller Representative (i) a statement setting forth its calculation of actual Gross Margin of the Company for the calendar year ended December 31, 2020 (the “Calculated Dollar Amount”), and the amounts, if any, payable to Purchaser pursuant to Section 3.6(c) (the “Gross Margin Adjustment Statement”), and (ii) a certificate of an officer of Purchaser that the Gross Margin Adjustment Statement was prepared in accordance with this Agreement. In connection with Purchaser’s calculations, the following shall apply: (A) Gross Margin shall be expressed on an absolute dollar basis prepared on an incurred basis utilizing an appropriate look back through October 31, 2021, (B) to the extent that there are estimates outstanding as of October 31, 2021 related to Gross Margin for the calendar year 2020, those estimates will be prepared in accordance with the Accounting Principles, (C) for the avoidance of doubt, an “incurred basis” shall encompass premium revenue and medical expense associated with the premium year 2020, and (D) any impact to Gross Margin associated with premium years prior to 2020 shall be excluded from the calculations. An example of the calculations relevant to the Gross Margin Adjustment Statement is set forth in Schedule 3.6.

(c)          If the Target Dollar Amount exceeds the Calculated Dollar Amount by more than Five Million Dollars ($5,000,000) (such Target Dollar Amount excess being the “Gross Margin Shortfall”), then Sellers shall pay to Purchaser an amount determined by multiplying (i) three (3) by (ii) the Gross Margin Shortfall, to be paid on or as soon as practicable after November 30, 2021 (the “Gross Margin Adjustment”). In the event of a Gross Margin Shortfall, Purchaser shall be entitled to payment of the Gross Margin Adjustment from the Indemnity Escrow Account (with Purchaser being entitled to access and apply the Indemnity Escrow Cash Amount before Indemnity Escrow Shares to satisfy such payment) and such payment shall be paid before Indemnity Escrow Amounts are released to Sellers on the First Release Date.

(d)          Seller Representative shall have the right to review and dispute the Gross Margin Adjustment Statement consistent with the procedures set forth in Section 3.3(b), which shall be deemed appropriately amended to apply to the Gross Margin Adjustment determination and finalization, including using the same time frames for presentation and response as set forth therein.

(e)          On a monthly basis and without being deemed to make any representation or warranty as to content or calculation, Purchaser shall prepare and deliver to Seller Representative an estimate of the Gross Margin as calculated as of the last day of the prior month. Sellers hereby acknowledge that all such Gross Margin estimates shall be for informational purposes only, and that Sellers shall not rely on the estimates nor make them the basis of any Liability to Purchaser or the Company. The Gross Margin Adjustment shall be separately

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determined exclusively as required by Section 3.6 and shall not be required to take into account any monthly Gross Margin estimate information provided under this Section 3.6(e).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedule, each Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1 Organization and Authorization.

(a)          Such Seller, if such Seller is not an individual or a trust, is validly existing and in good standing under the Laws of its jurisdiction of formation. Such Seller, if such Seller is a trust, is a trust duly established, validly existing, in good standing and current with respect to any and all reports and filings required to be made under the Laws of the state in which such trust was created.

(b)          Such Seller, (i) if such Seller is an individual, has the requisite capacity or, (ii) if such Seller is a trust, the sole trustees of each such trust (as set forth on Section 4.1(b) of the Seller Disclosure Schedule) have the requisite power, legal capacity and authority, or, (iii) if such Seller is not an individual or a trust, has all requisite corporate, limited partnership, limited liability company, or other legal entity, as applicable, power and authority, to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the transactions contemplated by this Agreement and its Related Agreements.

(c)          The execution, delivery, and performance by such Seller of this Agreement and its Related Agreements and the consummation by such Seller of the transactions contemplated by this Agreement and its Related Agreements have been validly authorized by all necessary action by such Seller and, if applicable, the holders of its Equity Interests. Such Seller has validly executed and delivered this Agreement and, at or prior to the Closing, such Seller will have validly executed and delivered each of its Related Agreements. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and each Related Agreement by the other applicable parties hereto and thereto, this Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.2 Ownership of Shares. Such Seller owns, beneficially and of record, and has good and valid title to the number of Shares set forth opposite such Seller’s name on Exhibit A, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws). Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating such Seller to transfer or sell any Equity Interests of the Company, including the Shares held by such Seller. Except as set forth on Section 4.2 of the Seller Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which such Seller is a party with respect to the

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voting or transfer of any of the Shares held by such Seller. Upon delivery to Purchaser at the Closing of the stock certificate(s) representing the Shares held by such Seller, endorsed by such Seller or accompanied by a stock power or other instrument of transfer executed by such Seller, and upon Purchaser’s payment of the Purchase Price pursuant to Section 2.3(a)(i), Purchaser will acquire good and valid title to all of the Shares held by such Seller, free and clear of any Lien (other than restrictions on transfer imposed under applicable Laws).

Section 4.3 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by such Seller of this Agreement and its Related Agreements, and the consummation by such Seller of the transactions contemplated by this Agreement and its Related Agreements, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by such Seller of the transactions contemplated by this Agreement or any of its Related Agreements, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Section 4.3(a) of the Seller Disclosure Schedule.

(b) Except as set forth on Section 4.3(b) of the Seller Disclosure Schedule, the execution, delivery, and performance by such Seller of this Agreement and its Related Agreements, and the consummation by such Seller of the transactions contemplated by this Agreement and its Related Agreements, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the Shares held by such Seller under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on such Seller or any of such Seller’s properties or assets, including the Shares held by such Seller, (ii) any Contract to which such Seller is a party or by which Seller or any of such Seller’s properties or assets, including the Shares held by such Seller, is bound, (iii) any Permit held by such Seller, or (iv) if such Seller is a legal entity, any of the Organizational Documents of such Seller, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, prevent or delay the consummation by such Seller of the transactions contemplated by this Agreement or any of its Related Agreements.

Section 4.4 Proceedings. Except as set forth on Section 4.4 of the Seller Disclosure Schedule, there are no Proceedings pending or, to such Seller’s Knowledge, threatened by or against such Seller or any of its Affiliates with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to such Seller, would prevent or delay the consummation by such Seller of the transactions contemplated by this Agreement or any of its Related Agreements.

Section 4.5 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of such Seller.

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Section 4.6 Non-Cash Consideration; Restricted Securities. Such Seller is acquiring the Non-Cash Consideration solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Non-Cash Consideration or dividing its participation therein with others. Such Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Non-Cash Consideration. Such Seller is not relying on Purchaser with respect to the corporate, tax, legal and economic considerations involved in its investment in Purchaser. Such Seller understands and acknowledges that none of the Non-Cash Consideration (a) has been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) is traded or tradable on any securities exchange or over-the-counter, or (c) may be sold, transferred, offered for sale, or otherwise disposed of unless such transfer, sale or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Such Seller will not transfer or otherwise dispose of any of the Non-Cash Consideration acquired hereunder or any interest therein in violation of the Securities Act or any applicable state securities Laws. Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.7 No “Bad Actor” Disqualification. Such Seller is not a person of the type described in Section 506(d) of Regulation D under the Securities Act that would, or would reasonably be expected to, disqualify issuer from engaging in a transaction pursuant to Section

506 of Regulation D under the Securities Act.

Section 4.8 Ability to Bear Economic Risk. Such Seller’s investment in the Non-Cash Consideration involves a high degree of risk and such Seller is able, without materially impairing its financial condition, to hold the Non-Cash Consideration for an indefinite period of time and to suffer a complete loss of its investment.

Section 4.9 Disclosure of Information. Such Seller represents that it has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of such Seller’s Non-Cash Consideration and to obtain any additional information necessary to verify the accuracy and completeness of the information made available to such Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller Disclosure Schedule, the Company represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date) as follows:

Section 5.1 Organization and Authorization of the Company.

(a)          The Company is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and

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operate its properties and assets and to conduct the Business as currently conducted. The Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as currently conducted makes such licensing or qualification necessary. A correct list of all of the jurisdictions in which the Company is so licensed or qualified to do business is set forth on Section 5.1(a) of the Seller Disclosure Schedule.

(b)          The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement, including any Related Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement, and any Related Agreement, and the consummation by the Company of the transactions contemplated by this Agreement have been validly authorized by all necessary corporate action by the Company and, if applicable, Sellers in their capacities as the holders of the Company’s Equity Interests. The Company has validly executed and delivered this Agreement. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement by the other applicable parties hereto, this Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

(c)          Correct copies of the Company’s Organizational Documents, minute books, stock certificates representing the Shares, and stock transfer ledger have been made available to Purchaser. Except as set forth in Section 5.1(c) of the Seller Disclosure Schedule, the Company is not in default under or in violation of its Organizational Documents. The minute books contain correct records of all meetings of, and corporate actions taken by, the board of directors, committees of the board of directors, and stockholders of the Company since its incorporation, and no meeting of any such board of directors, committee, or stockholders has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, the Company’s Organizational Documents, minute books, and stock transfer ledger will be in the possession of the Company.

Section 5.2 Capitalization of the Company.

(a)          The authorized capital stock of the Company consists of (i) 450,000 shares of Class A-1 common stock, no par value, of which 100,000 shares are issued and outstanding, 450,000 shares of Class A-2 common stock, no par value, of which 100,000 shares are issued and outstanding, and (iii) 100,000 shares of Class B common stock, no par value, of which 4,500 shares are issued and outstanding. The Shares constitute all of the issued and outstanding Equity Interests of the Company. The Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company to issue, transfer, sell, repurchase, or redeem any Equity Interests of the Company, including the Shares. There are no outstanding or authorized stock appreciation, phantom, or similar rights with respect to the Company. Except as set forth on Section 5.2 of the Seller Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the Shares.

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(b)          The Company does not directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person. The Company does not directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.

Section 5.3 Governmental Consents; No Conflicts.

(a)          The execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by the Company of the transactions contemplated by this Agreement, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Section 5.3(a) of the Seller Disclosure Schedule.

(b)          Except as set forth on Section 5.3(b) of the Seller Disclosure Schedule, and assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Section 5.3(a) of the Seller Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not materially violate, conflict with, result in a material breach, cancellation, or termination of, constitute a material default under, result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on the Company or any of its properties or assets, (ii) any material Contract to which the Company is a party or by which the Company or any of its properties or assets is bound, including any Material Contract, Real Property Lease, or IP License, (iii) any material Permit, including any Environmental Permit, held by the Company, or (iv) any of the Organizational Documents of the Company, except, in the case of each of clauses (i) and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, be material to the Company or prevent or delay the consummation by the Company of the transactions contemplated by this Agreement.

Section 5.4 Financial Statements.

(a)          Set forth in Section 5.4(a) of the Seller Disclosure Schedule are: (i) the audited balance sheets of the Company as of June 30, 2019; (ii) the related audited statements of income and cash flows for the year ended June 30, 2019; (iii) an unaudited balance sheet of the Company as of September 30, 2019 (the “Interim Balance Sheet”); and (iv) the related unaudited statements of income and cash flows as of September 30, 2019 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company in accordance with GAAP, consistently applied, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, the financial condition and results of operations and changes in cash flows of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records

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of the Company are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company are required by GAAP to be included in the Company’s financial statements.

(b)          Section 5.4(b) of the Seller Disclosure Schedule sets forth a correct list of all Indebtedness of the Company, identifying the outstanding amount owed to each creditor associated with such Indebtedness as of the date of this Agreement.

Section 5.5 No Undisclosed Liabilities. Except as set forth on Section 5.5 of the Disclosure Schedule, the Company does not have any Liabilities required by GAAP to be reflected in or disclosed in footnotes to a balance sheet of the Company, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) immaterial Liabilities; (iv) Liabilities incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby; and (v) Liabilities set forth on Section 5.5 of the Disclosure Schedule. No representation and warranty is made pursuant to this Section 5.5 with respect to any subject matter that is specifically addressed by another representation or warranty contained in this ARTICLE V. The Company does not have any “off balance sheet” Liabilities.

Section 5.6 Internal Controls. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has never been (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (iii) any claim or allegation regarding any of the foregoing. Absence of Certain Changes. Except as set forth on Section 5.7 of the Seller Disclosure Schedule, since the date of the Interim Balance Sheet, (a) the Company has conducted the Business in the ordinary course of business consistent with past practice and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, except as set forth on Section 5.7 of the Seller Disclosure Schedule, the Company has not taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Purchaser pursuant to Section 7.2.

Section 5.8 Assets.

(a)          Except for assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet or as set forth on Section 5.8(a) of the Seller Disclosure Schedule,

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the Company has good and valid title to, a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) reflected on the Interim Balance Sheet or acquired, leased, or licensed by the Company since the date of the Interim Balance Sheet, free and clear of any Lien (other than Permitted Liens).

(b)          The tangible properties and assets owned, leased, or licensed by the Company, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended.

(c)          Except as set forth on Section 5.8(c) of the Seller Disclosure Schedule, giving effect to the termination of related party Contracts, services, support, and other arrangements pursuant to Section 7.6, the properties and assets owned, leased, or licensed by the Company constitute all of the properties and assets used in or necessary to conduct the Business as currently conducted.

Section 5.9 Real Property.

(a)          The Company does not own, has never owned, and does not have any right to acquire any real property.

(b)          Section 5.9(b) of the Seller Disclosure Schedule sets forth a correct list of all Contracts pursuant to which the Company leases, subleases, licenses, or otherwise occupies any real property as tenant, subtenant, or licensee (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Company Real Property”). The Company has a valid leasehold interest in and to each of the Company Real Property, free and clear of any Lien (other than Permitted Liens). The Company has delivered to Purchaser accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, and has made available to Purchaser all extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non- disturbance and attornment agreements related thereto. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge the representations and warranties in this Section

5.9 are correct with respect to the underlying sublease.

(c)          Except as set forth in Section 5.9(c) of the Seller Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Company Real Property.

(d)          The current use of the Company Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Permits relating thereto. To the Company’s Knowledge, the Company Real Property and its current use, occupancy and operation by the Company located thereon do not (i) constitute a nonconforming use or structure under any applicable building, zoning, subdivision or other land use or similar Law, or (ii) otherwise violate or conflict with any material covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable Liens thereto.

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Section 5.10 Intellectual Property.

(a)          Section 5.10(a) of the Seller Disclosure Schedule sets forth correct and complete lists of all of the Company Intellectual Property. All of the items of Company Intellectual Property are valid, subsisting, and enforceable, and the Company has good and valid title to all of the Company Intellectual Property, free and clear of any Lien (other than Permitted Liens). All registration, maintenance, and renewal fees required to be paid in connection with the Company Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.

(b)          Section 5.10(b) of the Seller Disclosure Schedule sets forth a correct and complete list of all Contracts pursuant to which the Company licenses, as licensor, any Company Intellectual Property to any other Person and those pursuant to which the Company licenses, as licensee, Intellectual Property from any other Person (other than off-the-shelf software) (each, an “IP License”). The Company has provided to Purchaser a correct copy of each IP License, including all amendments, modifications, exhibits, and schedules thereto. Each IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and, to the Knowledge of the Company, the other party or parties thereto, is enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed and complied, in all material respects, with all of its covenants and obligations under each IP License, and neither the Company nor, to the Company’s Knowledge, any other party to any IP License is in, or is alleged to be in, breach of or default under such IP License.

(c)          The Company Intellectual Property and the rights of the Company under the IP Licenses constitute all of the rights to Intellectual Property used in or necessary to conduct the Business as currently conducted.

(d)          Except as set forth on Section 5.10(d) of the Seller Disclosure Schedule, to the Company’s Knowledge no Proceeding has been filed against the Company, and the Company has not received any notice, (i) challenging the validity or enforceability of any Company Intellectual Property or (ii) alleging that the conduct of the Business by the Company violates, infringes, or misappropriates the Intellectual Property rights of any Person. To the Company’s Knowledge, no Intellectual Property used or under development by the Company, and no services or products offered by the Company, conflict with, infringe, dilute, violate, or misappropriate the Intellectual Property rights of any third party and there is no fact currently existing which could give rise to any such claims.

(e)          To the Company’s Knowledge, no Person has violated, infringed, or misappropriated or is currently violating, infringing, or misappropriating any of the Company Intellectual Property. The Company has not filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Company’s rights to the Company Intellectual Property.

(f)          Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property rights for or under the

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direction or supervision of the Company (including any Company Intellectual Property) has executed and delivered to the Company a valid and enforceable Contract providing for (i) the non- disclosure by such Person of all trade secrets and Know-How of the Company and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company of all of such Person’s right, title, and interest in and to such Intellectual Property rights. To the Company’s Knowledge, no Person is in breach of or default under any such Contract.

(g)          Section 5.10(g) of the Seller Disclosure Schedule contains a correct list of the most current embodiment of each item of Software included in the Company Intellectual Property. The Company has a valid license or right to use all third party Software that is required to operate such Software and, to the Company’s Knowledge, all third party Software material to the conduct of the Business performs in all material respects in accordance with the technical documentation relating thereto. No such Software, or any no portion thereof, is licensed pursuant to an “open source,” “shareware,” or “freeware” license, incorporates or is based on any computer software that is licensed pursuant to an “open source,” “shareware,” or “freeware” license, or is otherwise distributed for use with any “open source,” “shareware,” or “freeware” licensed software.

Section 5.11 Information Technology; Data Privacy and Security.

(a)          Complete and correct copies of the privacy and data security policies of the Company in effect as of the date hereof have been delivered or made available to Purchaser. The Company maintains commercially reasonable privacy and data security policies. The Company has at all times been and, as of the date hereof, is in compliance in all material respects with such privacy and data security policies. Without limiting the generality of the foregoing, the Company is in compliance, in all material respects, with (i) all privacy policies contained on any websites maintained by or on behalf of the Company and such policies are consistent with the actual practices of the Company, (ii) all Laws with respect to Personal Data; and (iii) its contractual commitments and obligations regarding Personal Data, including Company Privacy Commitments.

(b)          The Company has at all times (i) provided adequate notice and obtained all necessary consents for the handling or processing of Personal Data required under any and all Laws, with respect to the handling or processing of Personal Data conducted by or at the direction of the Company; and (ii) abided by any privacy choices (including opt-out preferences) relating to Personal Data as required by Laws (such obligations along with those contained in Company privacy policies, collectively, “Company Privacy Commitments”).

(c)          All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, used by the Company (collectively, the “Company IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring, and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted. The Company

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has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information, necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the Business.

(d)          The Company has good and valid title to all of the data included in the Company Intellectual Property and other information (including Personal Data and personal information regarding any Person) that is material to the Business and contained in any database used or maintained by the Company (collectively, the “Company Data”), free and clear of any Lien (other than Permitted Liens).

(e)          The Company has established, maintains, and is in material compliance with a written information security program covering the Company that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized use, access, interruption, modification, or corruption of the Company IT Systems, the Company Data, and the systems of any third party service providers that have access to any Company Data or Company IT Systems.

(f)          The Company IT Systems are sufficient for the needs of the Business, and are adequate and sufficient to protect the privacy and confidentiality of all Personal Data and in compliance with industry best practices and all applicable Laws, agreements and duties. There has been no (i) material disruption, interruption, outage, or continued substandard performance affecting any Company IT System, (ii) data security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System or any Company Data, or (iii) complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company regarding (A) any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System or (B) the collection or use of Company Data.

Section 5.12 Material Contracts. Section 5.12 of the Seller Disclosure Schedule sets forth a correct list of all of the Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound:

(a)          any Contract, the performance of which has resulted in or is reasonably expected to result in expenditures by, or receipts of, the Company of more than Two Hundred Fifty Thousand Dollars ($250,000) in calendar year 2019;

(b)          any Contract under which the Company is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than Two Hundred Fifty Thousand Dollars ($250,000) or (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement;

(c)          any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

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(d)          any material Contract under which any other Person has agreed to perform any services for the Company that are required to be performed by the Company under any other Contract (excluding Contracts referenced in paragraph (p) below);

(e)          any Contract relating to the acquisition by the Company of any business, Equity Interests, or all or substantially all assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(f)          any Contract relating to the sale or other disposition by the Company of any business, Equity Interests, or material assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(g)          any Contract relating to the incurrence of Indebtedness for borrowed money by, or the placing of a Lien (other than a Permitted Lien) on any assets of, the Company;

(h)          any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(i)           any Contract under which the Company has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(j)           any Contract, other than any Benefit Plan, with (i) any current or former officer or director of the Company or (ii) any other current or former employee of, independent contractor of, or consultant to the Company providing for, in the case of this clause (ii), aggregate future payments by the Company of more than One Hundred Thousand Dollars ($100,000);

(k)          any Contract that limits the freedom of the Company to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s products or services in any respect;

(l)           any Contract restricting the ability of the Company to solicit or hire any other Person;

(m)          any power of attorney;

(n)          any Contract with any Governmental Authority; (o) any Plan-to-Plan Contract;

(p)          for each of the Counties in which the Company provides services, any Contract between the Company and any primary care physicians and/or primary care physician organizations that in each of the past two (2) years was within the top five (5) primary care physician providers providing services to the Company members (measured by the number of members serviced in such county), including any form agreements related thereto;

(q)          any Contract not made in the ordinary course of business; and

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(r)          any other Contract that is material to, or utilized by the Company to materially support, the Business.

The Company has made available to Purchaser a correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Section 5.12 of the Seller Disclosure Schedule (including all amendments, modifications, exhibits, and schedules) (collectively, the “Material Contracts”). Except as set forth on Section 5.12 of the Seller Disclosure Schedule, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and, to the Knowledge of the Company, the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed or complied in all material respects with all of its covenants and obligations under each Material Contract, and neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract. The Company has not received any written or, to the Company’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and the Company has not given any such written or oral notice to any counterparty to a Material Contract. To the Company’s Knowledge, and except in the ordinary course of business, there are no obligations that have accrued to refund all or any portion of the fees that have been paid under any Material Contract. The Company has not waived any of its material rights under any Material Contract.

Section 5.13 Permits.

(a)          The Company possesses or has applied for all material Permits required by applicable Law (i) to own, lease, and operate its properties and assets, (ii) to conduct the Business as currently conducted and (iii) to obtain reimbursement related to services provided in connection with the Medicare or Medicaid programs or any other Payor payment program in which the Company participates. Section 5.13(a) of the Seller Disclosure Schedule sets forth a correct list of all such Permits, together with the Governmental Authority or other Person responsible for issuing such Permit. All such Permits are in full force and effect, and the Company has performed all of its obligations under and is, and has been at all times, in compliance with all such Permits in all material respects.

(b)          Except as set forth on Section 5.13(b) of the Seller Disclosure Schedule, the Company has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (i) indicating or alleging that the Company does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (ii) threatening or seeking to withdraw, revoke, terminate, or suspend any of the Company’s Permits. None of the Company’s Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.14 Benefit Plans.

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(a)          Section 5.14(a) of the Seller Disclosure Schedule sets forth a correct list of all Benefit Plans. A correct copy of each of the Benefit Plans set forth in writing, and, as applicable, all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, have been made available to Purchaser. In the case of any Benefit Plan which is not in written form, the Company has provided Purchaser with a correct written description of the material terms of such Benefit Plan. A correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and IRS determination or opinion letter with respect to each Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan has been made available to Purchaser, and there have been no material changes in the financial condition in the respective Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(b)          Each Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws, no event has occurred which will or could reasonably be expected to cause any such Benefit Plan to fail to comply with such requirements, and no notice has been issued by any Governmental Authority questioning or challenging such compliance. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Benefit Plan and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code, and no event has occurred which will or could reasonably be expected to give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code.

(c)          There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or could reasonably be expected to give rise to any material interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company may be liable. The Company, and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (an “ERISA Health Plan”) complies in all material respects, as applicable, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and, to the Company’s Knowledge, no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any ERISA Health Plan, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(d)          Neither the Company nor any of its ERISA Affiliates has, or has had within the past five (5) years, any Liability with respect to a Multiemployer Plan or a plan that is subject to Title IV of ERISA. No Benefit Plan is (i) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (ii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Benefit Plan are invested in employer securities or employer real property.

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(e)          No Benefit Plan provides for post-employment or retiree welfare benefits, except for group health plan continuation coverage as required by applicable Laws or coverage that continues through the end of the month in which termination of employment occurs.

(f)          Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Benefit Plan.

(g)          Each Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code.

(h)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will accelerate the time of vesting or the time of payment, or increase the amount, of any compensation or benefits due to any current or former director, officer, or employee of the Company. None of the payments contemplated by the Benefit Plans in connection with this Agreement and the transactions contemplated by this Agreement would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). Neither the Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code. No Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company provides for a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.

(i)           There are no Proceedings (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened involving any Benefit Plan or the assets of any Benefit Plan.

(j)           There has been no act or omission that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate any Benefit Plan.

(k)          None of the Benefit Plans is under audit, and the Company has not received any notice from the U.S. Department of Labor regarding the filing of Form 5500 for any Benefit Plan.

Section 5.15 Employee and Labor Matters.

(a)          Section 5.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Employee providing services to the Company and in the case of each such Employee, the following information, if applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of service; (iii) work location; (iv) whether full-time or part- time and whether exempt or non-exempt; (v) whether covered by the terms of a collective bargaining or similar agreement, a written employment agreement; (vi) whether absent from active employment or service and if so, the date such absence commenced, the policy basis or legal basis (e.g. FMLA) for such absence and the anticipated date of return to active employment or active service; (vii) annual salary, and, if applicable, target bonus and other incentive compensation, such

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salary and other compensation data to include current information and such information for the prior 12-month period; (viii) Company-provided vehicles or vehicle allowances; and (ix) accrued unused vacation, sick days and any other paid days off. No such Employee providing services to the Company is a leased employee.

(b)          Section 5.15(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each independent contractor providing services to the Company and in the case of each such independent contractor, the following information, if applicable, as of the date hereof: (i) title or position; (ii) date of commencement of service; (iii) work location; (iv) whether covered by the terms of a consulting agreement; (v) whether absent from active service and if so, the date such absence commenced, the basis for such absence and the anticipated date of return to active service; (vi) annual consulting payments, and, if applicable, target bonus and other incentive compensation, such other compensation data to include current information and such information for the prior 12-month period; and (vii) Company-provided vehicles or vehicle allowances.

(c)          None of the Employees is represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or, to the Company’s Knowledge, threatened with respect to any of the Employees. The Company is not a party to, bound by or in the process of negotiating any collective bargaining agreement or similar labor- related Contract. No demand for recognition of any Employees has been made by or on behalf of any labor union or labor organization in the past three years and no petition has been filed, nor has any material Proceeding been instituted, by any Employee or group of Employees with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three years.

(d)          The Company is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding, occupational safety and health, collective bargaining, disability, immigration, harassment, non- discrimination in employment, workers’ compensation, and unemployment compensation. The Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former Employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former Employees. All independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits. All Employees have been properly classified under the Fair Labor Standards Act and similar state Laws.

(e)          There is no pending or, to the Company’s Knowledge, threatened charge, claim, or Proceeding against the Company by or before the Equal Employment Opportunity Commission or any similar state or local Governmental Authority. There have not been any controversies, grievances or Proceedings initiated, negotiated or litigated with the Company by

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any of the Employees, former Employees or beneficiaries of Employees (current or former) with respect to their employment or benefits incident thereto, or by any Governmental Authority, including harassment and discrimination claims, wage and hour claims, and claims arising under workers’ compensation Laws, which are currently pending or have been resolved within the past three (3) years.

(f)          A Form I-9 has been completed and retained with respect to each such current Employee and, where required by law, former Employees. Since January 1, 2016, the Company has not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor has the Company been the subject of an investigation, inquiry or any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

(g)          There is not currently pending, and to the Knowledge of the Company, in the last five (5) years, there have not been any allegations of sexual harassment or other sexual misconduct made against any current officer or executive of the Company, (ii) in the past five (5) years, the Company has not entered into a settlement agreement to resolve any allegations of sexual harassment or other sexual misconduct by any of its current officers or executives, and (iii) the Company is not aware of any circumstances or conduct by any current officer or executive of the Company that would lead to material liability related to allegations of sexual harassment or other sexual misconduct.

(h)          There is no pending or, to the Company’s Knowledge, threatened labor strike, slowdown, work stoppage, or labor arbitration proceeding against the Company with respect to any Employee.

(i)           The Company has not taken any action with respect to the transactions contemplated by this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

Section 5.16 Environmental Matters. Except where the consequence has not been or would not be a Material Adverse Effect:

(a)          The Company has been and is in compliance with all applicable Environmental Laws, including but not limited to, possessing and complying with all Permits and other authorizations from Governmental Authorities necessary for the current and proposed conduct and operation of the Business. Section 5.16(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all such Environmental Permits.

(b)          The Company has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (i) indicating or alleging that the Company does not possess any Environmental Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (ii) threatening or seeking to withdraw, revoke, terminate, or suspend any of the Company’s Environmental Permits.

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None of the Company’s Environmental Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)          The Company has not released any Hazardous Substances on, into, or from any Company Real Property or any other real property formerly leased or occupied by the Company, in each case, in violation of any Environmental Laws or which has given rise to any Liabilities or investigatory, reporting, corrective, or remedial obligations pursuant to Environmental Laws. No Person has been exposed to Hazardous Substances in connection with the operation of the Business in a manner that could reasonably be expected to form the basis of a claim under Environmental Laws.

Section 5.17 Taxes. Except as set forth on Section 5.17 of the Seller Disclosure Schedule:

(a)          All income and other material Tax Returns of the Company have been timely filed. Each such Tax Return and filing is accurate and complete in all material respects. All Taxes owed by the Company whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law. The amounts provided as a current liability on the Financial Statements for all Taxes are, and the amount taken into account in calculating Closing Date Tangible Net Equity for all Taxes will be, adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto (as determined on an accrual basis).

(b)          No Proceeding by any Governmental Authority is pending or, to the Company’s Knowledge, threatened in writing with respect to Taxes of the Company. No material issues have been raised in writing pursuant to any examination by any Governmental Authority of the Company.

(c)          The Company has complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, stockholder, or other Person and, to the extent required, have been paid over to the proper Governmental Authorities.

(d)          There are no Liens for Taxes on any of the properties or assets of the Company or the Shares.

(e)          The Company is not liable for the Taxes of any Person other than the Company as a result of filing unitary, combined, or consolidated Tax Returns, as a transferee or successor, or by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), including, without limitation, any liability for Taxes under Treasury Regulation Section 1.1502-6.

(f)          The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and the Company has not requested or been granted an extension of the time for filing any Tax Return.

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(g)          The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law); or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. The Company has not used any improper Tax accounting method.

(i)           The Company is not subject to any joint venture, partnership, or other Contract which is treated as a partnership for federal income tax purposes. The Company is not a party to any tax sharing agreement, tax allocation agreement, tax indemnification agreement, or other similar Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(j)           The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

(k)          The Company has never entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4.

(l)           No written claim has been made within the past five (5) years by a Tax authority in a jurisdiction where Tax Returns with respect to the Company are not filed asserting that the Company is or may be subject to Tax in that jurisdiction. The Company has no permanent establishment or fixed place of business in any other country other than the United States. The Company is not subject to taxation nor does it have any Tax filing obligations in any jurisdiction outside of the United States.

(m)          The Company has not requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority which would affect any taxable period after the Closing Date.

Section 5.18 Proceedings and Orders.

(a)          Except as set forth on Section 5.18(a) of the Seller Disclosure Schedule, there are, and for the past four (4) years have been, no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its directors, officers, employees, representatives, or agents in their capacities as such, nor, to the Company’s Knowledge, are there any facts or circumstances which could reasonably be expected to give rise to any such Proceeding.

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Except as set forth on Section 5.18(a) of the Seller Disclosure Schedule, there are, and for the past four (4) years have been, no Proceedings by the Company pending against any other Person, and the Company is not considering any such Proceeding. None of the Proceedings set forth or required to be set forth on Section 5.18(a) of the Seller Disclosure Schedule would, if determined adversely to the Company, result in a Material Adverse Effect with respect to the Company or the Business. Except as set forth on Section 5.18(a) of the Seller Disclosure Schedule, the operation of the Business is not, and for the past three (3) years has not been, subject to any Order. The Company is and has been in compliance with all Orders set forth on Section 5.18(a) of the Seller Disclosure Schedule. The Company is not a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which the Company has any continuing Liability.

(b)          There are no Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to the Company, would prevent or delay the consummation by the Company of the transactions contemplated by this Agreement.

Section 5.19 Compliance with Laws; Illegal Payments.

(a)          To the Company’s Knowledge, the Company is not in breach or violation of, or default under, and has not at any time since January 1, 2016 been in breach or violation of, or default under: (i) its Organizational Documents nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default; (ii) any Law in any material respect nor, to Company’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violations or defaults (x) disclosed on Section 5.19(a) of the Seller Disclosure Schedule and (y) which have not had, and are not reasonably likely to have, a Material Adverse Effect. In the conduct of the Business, neither the Company nor, to the Company’s Knowledge, any of its directors, officers or employees, have (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any provider, customer, governmental official or employee, physician or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false or materially misleading entries on any books or records for any purpose.

(b)          The Company has not filed since January 1, 2016 nor has it been or is it required to file any reports with any Governmental Authority which disclose that it has participated in any of the practices listed in this Section 5.19 or acts giving rise to such practices. Neither the Company nor, to the Company’s Knowledge, any of its current shareholders, directors, officers or employees have ever been debarred, terminated, excluded or suspended from participation in the Medicare or Medicaid programs or listed on the excluded individuals list maintained by the Office of the Inspector General of the Department of Health and Human Services (“OIG”) or the General Services Administration.

(c)          Neither the Company nor, to the Company’s Knowledge, any of its shareholders, directors, officers or employees have engaged in any conduct which could

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reasonably be expected to result in debarment, termination, exclusion or suspension by any Governmental Authority, and there are no Proceedings pending or, to the Company’s Knowledge, threatened that could reasonably be expected to result in criminal liability, debarment, termination, exclusion or suspension by any Governmental Authority, in each case, which could adversely affect the Company.

(d)          There is no Proceeding pending or, to the Company’s Knowledge, threatened, relating to the Company in any Payor payment program and, to the Company’s Knowledge, the Company is not subject to any audit, review or survey by any Payor payment program other than the ordinary and customary audit, review or survey of all health plans participating in such Payor payment programs.

(e)          No Payor has imposed, or, to the Company’s Knowledge, threatened to impose, any material fine, penalty or other sanction on the Company, or has excluded, or, to the Company’s Knowledge, threatened to exclude, the Company from such Payor payment program. The Company has not knowingly and willfully submitted to any Payor payment program any false, misleading or fraudulent claims for payment, and the Company has not at any time violated, in any material respect, any agreement or condition for participation, or any rule, regulation, policy or standard of any such Payor payment program. Except as set forth in Section 5.19(e) of the Seller Disclosure Schedule, the Company has no current or outstanding pending or, to the Company’s Knowledge, threatened, claims by Medicare, Medicaid or any other Payor related to overpayment recoupment or improper practices of any nature on the part of the Company or any of its officers, directors, employees or Providers.

(f)          The Company has timely filed (including prior to the expiration of extensions of time for filing) all material filings and reports required by applicable Law or by written contract or otherwise to have been filed or made with respect to the provision of services by the Company to applicable third-party Payors, including, but not limited to, the federal Medicare program and each applicable state Medicaid program. The Company has timely filed (including prior to the expiration of extensions of time for filing), in a complete and correct manner consistent with the ordinary course of business of the Company, any and all requisite documentation required to be filed in connection with all state and federal healthcare programs (including, but not limited to, Medicare or Medicaid). There are no material, claims, actions, payment reviews, recoupment or other proceedings, or appeals, pending or, to the Company’s Knowledge, threatened, before any Governmental Authority, Payor, commission, board or agency, including, without limitation, the CMS, or any state department of health or any other state or federal agency with respect to any Medicare, Medicaid or other material claims filed or payments received by the Company relating to the Company or program compliance matters which would (i) have a Material Adverse Effect on the Company or the operation or utility of its Business or (ii) adversely affect the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 5.19(f) of the Seller Disclosure Schedule, all documentation submitted to and all services performed by the Company for any Knox-Keene Plan under a Plan-to-Plan Contract, or to or for any other third-party Payor, including without limitation commercial Payors, Medicare and Medicaid, and all other federal or state governmental healthcare programs and their agents have been prepared, submitted and performed, respectively, in all material respects with all material and applicable rules, regulations, policies and procedures and Laws pertaining to the applicable Payor.

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(g)          No integrity or validation review nor any Proceeding related to the Company is scheduled, pending or, to the Company’s Knowledge, threatened against or affecting the Company or the consummation of the transactions contemplated by this Agreement, whether in regard to the Business or otherwise.

(h)          The Company maintains a compliance program that is consistent, in all material respects, with model compliance guidance issued by the OIG and applicable Laws.

(i)           To the Company’s Knowledge, the Company has been and is in compliance with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) and all similar state statutes and regulations.

(j)           To the Company’s Knowledge, the Company has been and is in compliance with the federal Ethics in Patient Referrals Act (42 U.S.C. §§ 1395nn et seq.) and all similar state statutes and regulations.

(k)          To the Company’s Knowledge, the Company has been and is in compliance with the Civil Monetary Penalties Statute (42 U.S.C. § 1320a-7a) and all similar state statutes and regulations.

(l)           To the Company’s Knowledge, the Company has been and is in material compliance with HIPAA and all other applicable federal and state privacy- and security-related laws, regulations and related obligations (including contractual obligations). The Company is not in receipt of any pending request to make available to the Secretary of the U.S. Department of Health and Human Services or any other Governmental Authority any of its internal practices, books and records relating to the use and disclosure of protected health information. Except as set forth on Section 5.19(l) of the Seller Disclosure Schedule, during the preceding three (3) years, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company.

Section 5.20 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. To the Company’s Knowledge, except as provided in Section 5.20 of the Seller Disclosure Schedule, all accounts receivable reflected in the Interim Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP.

Section 5.21 Related Party Transactions.

(a)          Section 5.21(a) of the Seller Disclosure Schedule sets forth: (i) a description of (A) all services provided by the Company to any Seller or any Affiliate of any Seller and (B) any use by any Seller or any Affiliate of any Seller of any assets, properties, or Employees of the Company for any purpose other than the conduct of the Business, and the manner in which and the amount that the Company has been compensated for the costs of providing such services or use; and (ii) a description of (A) all services provided by any Seller or any Affiliate of any Seller to the Company and (B) any use by the Company of any assets, properties, or employees of any Seller or any Affiliate of any Seller for the conduct of the Business, and the manner in which and the

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amount that the Company has compensated such Seller or such Affiliate for the costs of providing such services or use.

(b)          Except as set forth on Section 5.21(b) of the Seller Disclosure Schedule, no officer, director, Affiliate or Employee of the Company, or any individual in any such officer’s, director’s, Affiliate’s or Employee’s immediate family, (i) is a party to any Contract with the Company, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Company or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Company (other than in such person’s capacity as an officer, director, or employee of the Company), or (iv) to the Company’s Knowledge, has an interest in any Person that is a customer of, or supplier or vendor to, the Company.

Section 5.22 Bank Accounts. Section 5.22 of the Seller Disclosure Schedule sets forth a correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the Company and the persons authorized to sign or otherwise act with respect thereto.

Section 5.23 Insurance. Section 5.23 of the Seller Disclosure Schedule sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by the Company (collectively, the “Insurance Policies”). The Company has provided to Purchaser correct copies of all of the Insurance Policies. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no notice of cancellation or termination has been received by the Company with respect to any of the Insurance Policies. The Company is and has been in material compliance with all such Insurance Policies. Taken together, the Insurance Policies (a) provide adequate insurance coverage for the properties and assets of the Company and the operation of the Business for all risks normally insured against by a Person carrying on the same business or businesses as the Business and for all risks to which the Company is normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which the Company is a party or by which the Company or any of its properties or assets is bound. Section 5.23 of the Seller Disclosure Schedule also sets forth a correct list of all claims which have been made by or on behalf of the Company since January 1, 2016 under any of the Insurance Policies, including any claims that are currently pending.

Section 5.24 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedule, Purchaser represents and warrants to Sellers and the Company as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:

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Section 6.1 Organization; Authorization of Purchaser. Purchaser is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the transactions contemplated by this Agreement and its Related Agreements. The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements have been validly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered this Agreement and, at or prior to the Closing, Purchaser will have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

Section 6.2 Governmental Consents; No Conflicts.

(a)          The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or any of its Related Agreements, (ii) any Consent that is required as a result of any facts or circumstances relating solely to any Seller, the Company, or any of their respective Affiliates, and (iii) the Consents set forth in Section 6.2(a) of the Purchaser Disclosure Schedule.

(b)          Except as set forth in Section 6.2(b) of the Purchaser Disclosure Schedule, the execution, delivery, and performance by Purchaser of this Agreement and its applicable Related Agreements, and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser or any of their respective properties or assets, (ii) any material Contract to which Purchaser is a party or by which Purchaser or any of their respective properties or assets is bound, (iii) any Permit held by Purchaser, or (iv) any of the Organizational Documents of Purchaser except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Purchaser of the transactions contemplated by this Agreement or any of its Related Agreements or materially adversely affect Purchaser or its business or operations.

Section 6.3 Proceedings. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to Purchaser, would prevent or delay the consummation by Purchaser of the transactions contemplated by this Agreement or any of its Related Agreements.

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Section 6.4 Availability of Funds. Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay when due the Estimated Cash Purchase Price and all other amounts required to be paid by it under this Agreement and its Related Agreements.

Section 6.5 Securities Law Matters. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act or other applicable securities Law. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 6.6 Acknowledgment and Non-Reliance.

(a)          Purchaser acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of such investigation and the representations and warranties of Sellers and the Company expressly set forth in ARTICLE IV and ARTICLE V hereof. Such representations and warranties by Sellers and the Company constitute the sole and exclusive representations and warranties of Sellers and the Company to Purchaser in connection with the transactions contemplated hereby, and Purchaser acknowledges and agrees that neither Sellers nor the Company are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Nothing herein shall prevent any claim by Purchaser on the basis of fraud.

(b)          Without limiting any representations or warranties made or the truth or accuracy of any representation or warranty hereunder, Purchaser acknowledges that none of Sellers, the Company, nor anyone acting on behalf of any such Persons, has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by Sellers or the Company to Purchaser or any other information which is not included in this Agreement. Purchaser further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided or made available to Purchaser are not representations or warranties of Sellers or the Company, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.

Section 6.7 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Purchaser.

Section 6.8 Non-Cash Consideration. The shares issued to each Seller pursuant to this Agreement in payment of the Non-Cash Consideration have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens, except for any Liens created by any Seller or resulting from restrictions on transferability imposed by federal and state securities Laws. Upon delivery to each

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Seller of the certificates evidencing such shares, such Seller shall acquire good and valid title thereto.

Section 6.9 Post-Closing Capitalization . Following the Closing, Purchaser Parent will make available to all Sellers the customary information and disclosures provided to holders of Purchaser Parent’s securities comprising the Non-Cash Consideration.

Section 6.10 No Litigation. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser Parent or any of its directors, officers, employees, representatives, or agents in their capacities as such, nor, to the Purchaser’s Knowledge, are there any facts or circumstances which could reasonably be expected to give rise to any such Proceeding, in each case except to the extent that such Proceedings would not, if determined adversely to such Persons, have or reasonably be expected to have a material adverse effect on Purchaser Parent or its business or operations.

Section 6.11 Purchaser Parent Financial Statements. Set forth in Section 6.11 of the Purchaser Disclosure Schedule are the following for Purchaser Parent: (i) the audited balance sheets as December 31, 2018; (ii) the related audited statements of income and cash flows for the year ended December 31, 2018; (iii) an unaudited balance sheet as of September 30, 2019; and (iv) the related unaudited statements of income and cash flows as of September 30, 2019 (the foregoing financial statements, collectively, the “Purchaser Parent Financial Statements”). The Purchaser Parent Financial Statements (i) have been prepared from the books and records of Purchaser Parent in accordance with GAAP, consistently applied, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, the financial condition and results of operations and changes in cash flows of Purchaser Parent as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Purchaser Parent Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of Purchaser Parent are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described.

Section 6.12 No Undisclosed Liabilities. Except as set forth on Section 6.12 of the Purchaser Disclosure Schedule, Purchaser Parent does not have any Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Purchaser Parent Financial Statements; (ii) Liabilities that have arisen since the date of the Purchaser Parent Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) immaterial Liabilities; and (iv) Liabilities set forth on Section 6.12 of the Purchaser Disclosure Schedule. No representation and warranty is made pursuant to this Section 6.12 with respect to any subject matter that is specifically addressed by another representation or warranty contained in this ARTICLE VI.

Section 6.13 Healthcare Regulatory Matters.

(a)          Except as would not reasonably be expected to have a materially adverse effect on the business of Purchaser Parent taken as a whole, Purchaser Parent and its Affiliates are,

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and have been since April 1, 2016, in compliance in all material respects with all applicable Laws, including Healthcare Laws, applicable to the operations of Purchaser Parent and its Affiliates.

(b)          Neither Purchaser Parent nor its Affiliates has been required to pay any civil monetary penalty under applicable Law regarding false, fraudulent or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program; it being understood that the foregoing shall not include payments made as a result of ordinary course adjustments. Except as would not reasonably be expected to have a material adverse effect on the business of Purchaser Parent taken as a whole, neither Parent, nor its Affiliates, nor their respective officers, directors, employees, agents and contractors is currently, or since April 1, 2016, has been suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal or state health care program, and no Governmental Authority has provided written notice of any investigation or proceeding that threatens (or is reasonably likely to result in) such suspension, exclusion or debarment.

(c)          Except as would not reasonably be expected to have a material adverse effect on the business of Purchaser Parent taken as a whole, since April 1, 2016, neither Purchaser Parent nor its Affiliates is a party or subject to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Authority.

Section 6.14 Permits. Purchaser Parent and its Affiliates possess or have applied for all Permits required by applicable Law (i) to own, lease, and operate their respective properties and assets, (ii) to conduct their respective businesses as currently conducted and (iii) to obtain reimbursement related to services provided in connection with the Medicare programs or any other Payor payment program in which such entity participates. All such Permits are in full force and effect, and the Company has performed all of its obligations under and is, and has been at all times, in compliance with all such Permits in all material respects. No Permit held by Purchaser Parent or any of its Affiliates will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

PRE-CLOSING COVENANTS AND AGREEMENTS

Section 7.1 Access to Information. From the date of this Agreement until the Closing Date, the Company shall give Purchaser and its Representatives reasonable access, upon reasonable advance notice and during normal business hours, to the offices, facilities, books, and records of the Company, shall make the officers and employees of the Company available to Purchaser and its Representatives as they may from time to time reasonably request, and shall provide Purchaser and its Representatives with any and all additional information concerning the Company or the Business as they may from time to time reasonably request. The Company shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by the Company.

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Section 7.2 Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, the Company shall operate the Business in the ordinary course of business consistent with past practice. Consistent with the foregoing, the Company shall keep and maintain its assets in good operating condition and repair and use its reasonable best efforts consistent with good business practice to maintain the business organization of the Company intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with the Company. The Company shall not take any action that would, or that would reasonably be expected to, result in any of the conditions to Closing set forth in ARTICLE IX not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 7.2, as may be required by applicable Law, as required by a Governmental Authority of competent jurisdiction, or to the extent Purchaser otherwise Consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing, the Company shall not:

(a)          amend its Organizational Documents;

(b)          (i) issue or sell any of its Equity Interests, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests;

(c)          sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its properties or assets, except for the sale, transfer, or disposition of finished goods inventory in the ordinary course of business;

(d)          make any capital expenditures in an aggregate amount of more than Five Hundred Thousand Dollars ($500,000);

(e)          create, incur, guarantee, or assume any Indebtedness for borrowed money, except Liabilities incurred in the ordinary course of business;

(f)          enter into any transaction between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company after the Closing;

(g)          make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(h)          acquire any business, Equity Interests, or all or substantially all assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(i)           create any Subsidiary;

(j)           enter into any new line of business;

(k)          grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Employee with an annual salary of One Hundred Fifty Thousand Dollars ($150,000) or more, in each case except (i) base salary or hourly wage increases in the ordinary course of business and in a manner consistent with past practice, (ii) as required by

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Law, or (iii) as required by the terms of any existing Contract, Benefit Plan, or collective bargaining agreement set forth on Section 5.14(a) of the Seller Disclosure Schedule;

(l)           (i) amend or modify in any material respect any Material Contract, Real Property Lease, or IP License, (ii) terminate, not renew, or extend any Material Contract, Real Property Lease, or IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, or IP License, in each case other than in the ordinary course of business; provided, that the Company shall use commercially reasonable efforts to notify Purchaser promptly of such ordinary course amendment, modification, termination, nonrenewal, extension, or entrance into a Contract; provided, further, that the foregoing notification obligation shall not apply with respect to Contracts with Providers, Contracts with vendors in connection with the provision of benefits or covered healthcare services to enrollees, or to utilization management decisions or functions;

(m)          make any change in any accounting principle, policy, or procedure used by it (other than regarding Taxes, which shall be governed by paragraph (n) below), other than changes required by GAAP or applicable Law;

(n)          make or change any material Tax election, change any material annual Tax accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or adopt or change any material accounting principle, policy, or procedure used by it regarding Taxes;

(o)          accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(p)          delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;

(q)          declare, set aside, or pay any dividend or any other distribution with respect to the Shares;

(r)          (i) settle or commence any material Proceeding or (ii) cancel any other debts owed to or claims held by it other than, in the case of this clause (ii), in the ordinary course of business consistent with past practice;

(s)          waive, abandon, or otherwise dispose of any rights in or to any Company Intellectual Property;

(t)           adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(u)          agree to do, approve, or authorize any of the foregoing.

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Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the business operations of the Company prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the business of the Company.

Notwithstanding anything to the contrary herein, Purchaser agrees that, prior to the Closing and following the finalization of the Estimated Closing Statement, the Company may distribute all Cash to Sellers to the extent not required to maintain Target Tangible Net Equity and as permitted under applicable Law.

Section 7.3 Consents and Approvals.

(a)          On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and (iii) to obtain or make each Consent of or with a Governmental Authority that, if not obtained or made, would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement; provided, that the Company and Sellers shall not make any agreement or understanding affecting the Shares, the Company, or the Business as a condition for obtaining any such Consents except with the prior written Consent of Purchaser, which shall not be unreasonably withheld, conditioned, or delayed.

(b)          In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.3, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 7.3 and supply as promptly as practicable such information or documentation as may be requested pursuant to the HSR Act or by any Governmental Authority (including the DMHC), and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(c)          Without limiting the generality of the foregoing, the Parties shall as promptly as practicable, but in no event later than twenty (20) Business Days following the date of this Agreement, file with U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report form required under the HSR Act with respect to

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the transactions contemplated by this Agreement. As promptly as practicable following the date of this Agreement, the Company shall prepare, complete and properly submit the Notice of Material Modification and all supporting documentation to DMHC and Purchaser and the Company shall jointly meet with appropriate DMHC personnel to apprise the DMHC of the transactions contemplated by this Agreement. From and after the date of execution of this Agreement and through the Closing Date, the Company and Purchaser shall take any and all action as shall be reasonably requested by the other Party or required by the DMHC to maintain, protect and preserve the Business and the Parties’ ability to consummate the transactions contemplated by this Agreement. Each of Purchaser, on the one hand, and Sellers, severally, on the other hand, shall pay fifty percent (50%) of all filing fees associated with the filings required by this Section

7.3.

(d)          In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.3, subject to applicable legal limitations, each Party agrees to (i) furnish to the other Parties such information and assistance as the other Parties may reasonably request in connection with their preparation of any notifications or filings, (ii) keep the other Parties apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other Parties with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iii) permit the other Parties to review and in good faith consider incorporating the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, provided that information that is competitively sensitive may be shared among Parties’ outside counsel rather than directly among the Parties, and (iv) consult with the other Parties in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other Parties the opportunity to attend and observe, or unless such Governmental Authority prohibits the other Parties from participating or attending. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.3 in a manner so as to preserve any applicable privilege.

(e)          Unless otherwise agreed in writing by the Parties, each Party shall contest, defend, or resist any Proceeding, brought or threatened to be brought, challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or the Related Agreements, or appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the transactions contemplated by this Agreement or the Related Agreements.

(f)          Notwithstanding the foregoing or anything else in this Agreement to the contrary, Purchaser and its Affiliates shall not be required to propose, offer, commit, agree, or consent to (i) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets,

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businesses, products or product lines of Purchaser, any of its Affiliates, or the Company, (ii) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Purchaser, any of its Affiliates, or the Company, or (iii) take or agree to take any action that after the Closing would limit the freedom of Purchaser, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets to the extent that any such undertaking pursuant to this Section 7.3 would have a Material Adverse Effect on the Company or the Business, in each case taken as a whole.

Section 7.4 Notification of Certain Matters. From the date of this Agreement until the Closing Date, each of Sellers and the Company, on one hand, and Purchaser, on the other hand, shall give the other prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such party in this Agreement; and (b) any Proceeding commenced or, to any Seller’s Knowledge, the Company’s Knowledge, or Purchaser’s Knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the transactions contemplated by this Agreement. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.

Section 7.5 Exclusivity. From the date of this Agreement until the Closing Date, Sellers, the Company, and the Seller Representative shall not, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (c) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. Sellers, the Company, and the Seller Representative shall, and shall cause their Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Sellers and the Company shall promptly advise Purchaser orally and in writing of the receipt by any Seller, the Company, or any of their Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

Section 7.6 Termination of Related Party Contracts. Prior to the Closing, Sellers and the Company shall take (or cause their Affiliates to take) such actions as are necessary to terminate, effective as of the Closing, all Contracts, services, and other arrangements, whether written or oral (except for the Contracts set forth on Schedule 7.6), between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts, services, or arrangements.

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Section 7.7 Resignations. On or prior to the Closing Date, the Company shall cause each officer and director of the Company requested by Purchaser to tender his or her resignation from such position effective as of the Closing.

Section 7.8 Leases. The Company shall comply with all requirements in the Real Property Leases in connection with the change of control of the tenant thereunder contemplated by this Agreement and timely deliver all documentation, fees and other deliverables required pursuant to the Real Property Leases in connection with the change of control.

Section 7.9 Supplements to Seller Disclosure Schedule and Purchaser Disclosure Schedule. Sellers and the Company shall be permitted to supplement or amend the Seller Disclosure Schedule in writing, and Purchaser shall be permitted to supplement or amend the Purchaser Disclosure Schedule in writing, in each case with respect to any matter (a) first existing or occurring after the date hereof which, if existing or occurring at or prior to such date, would have been required to be set forth in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, or (b) that is necessary to correct any information in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, that is inaccurate on the account of the occurrence of any event described in paragraph (a) (each a “Schedule Supplement”). Seller and the Company agree to prepare and deliver to Purchaser, and Purchaser agrees to prepare and deliver to the Seller Representative, versions of all Schedule Supplements to the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, as soon as is practicable and, in any event, on or before five (5) Business Days prior to the Closing Date, and the Seller Disclosure Schedule or Purchaser Disclosure Schedule as so modified or supplemented thereby shall be deemed to be the Seller Disclosure Schedule or Purchaser Disclosure Schedule for purposes of this Agreement. If any Schedule Supplements delivered by Sellers and the Company, on the one hand, or Purchaser, on the other hand, in the aggregate, could when disregarded reasonably be expected to cause a condition to Closing in ARTICLE IX to fail, the Seller Representative or Purchaser, as applicable, shall have the right to terminate this Agreement pursuant to Section 10.1(d) or Section 10.1(e) by delivering written notice of such election to terminate to the other Party prior to the Closing. For the avoidance of doubt, if a Party proceeds to consummate the Closing after receiving such Schedule Supplement or Schedule Supplements, neither such Party’s right to indemnification nor exercise of such Party’s other rights hereunder shall be affected or limited and all Schedule Supplements shall be disregarded in determining whether there has been a breach of any representation or warranty.

Section 7.10 Benefit Plan Filings. Promptly after the date hereof and prior to the Closing Date, the Company shall use all reasonable best efforts to make all filings (including paying all applicable fines and penalties) under the U.S. Department of Labor’s Delinquent Filer Voluntary Compliance Program for all missing or delinquent Forms 5500 with respect to each Benefit Plan in order to ensure that the Company is current and faces no penalties, fines or other Liability in connection with such forms.

Section 7.11 Transfers Among Sellers. Notwithstanding anything herein to the contrary, after the date hereof, but prior to the Closing, the Seller that is the Howard E. and Elaine H. Davis Family Trust shall be permitted to transfer one or more of the Shares that it owns to or among any or all of the other Sellers comprising the Howard E. and Elaine H. Davis Grandchildren’s Trust, Jeffrey V. Davis, Jay B. Davis, Laura Davis-Loschiavo, and Marc M. Davis (including through

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the use of any trust or other estate planning vehicle for the direct benefit of any of the foregoing other Sellers); provided that any such trust or other estate planning vehicle shall not substantively detract from the Liability of any such Seller-transferee without the introduction of such trust or vehicle and shall execute a joinder to this agreement in a form and substance satisfactory to the Purchaser; and provided further, that any such permitted transfer of Shares shall only be made for bona fide tax planning purposes upon advice of external legal counsel and shall not adversely affect, nor have or reasonably be expected to have the effect of circumventing or impairing, the rights and remedies of Purchaser, or the enforcement thereof, that have been negotiated as of the date hereof. In the event of any such permitted transfer, the Parties shall amend Exhibit A as appropriate to reflect the ownership of Shares by, and corresponding Percentage Interests of, the Persons set forth thereon.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 8.1 Taxes.

(a)          The Seller Representative shall prepare or cause to be prepared all Tax Returns required or permitted to be filed by the Company for a Pre-Closing Tax Period that are to be filed after the Closing Date (the “Seller Returns”) in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement. To the extent requested by the Seller Representative, Purchaser shall cause the Company to execute and file the Seller Returns as so prepared. Sellers shall pay for the costs and expenses of preparing and filing all Seller Returns and, subject to the provisions of this ARTICLE VIII, Sellers shall pay all Indemnifiable Taxes reflected as due and payable on all Seller Returns, except as reflected in the computation of the Closing Date Tangible Net Equity, as finally determined hereunder. The Parties shall make available to each other (and to their respective accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Company reasonably requested by such Persons in order to prepare or review such Seller Returns. The Seller Representative shall be permitted to file (and Purchaser shall cause the Company to execute and file) amended Tax Returns of the Company for any Pre-Closing Tax Period; provided, that no amendment of any such Tax Return shall be made without prior written Consent of Purchaser, which Consent may not be unreasonably withheld, conditioned or delayed. To the maximum extent permitted by applicable Law (including through the potential use of the safe harbor procedures of IRS Revenue Procedure 2011-29 with respect to any success-based fees) any Transaction Deductions shall be reported on applicable income Tax Returns solely as income Tax deductions of the Company for a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date) and shall not be treated or reported as income Tax deductions for a taxable period beginning after the Closing Date (including under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any comparable or similar provision under state or local Law).

(b)          Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns for the Company required to be filed for all periods beginning on or after the Closing Date. Purchaser shall pay and be liable for (or shall cause the Company to pay) all Taxes

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of the Company with respect to such periods or which arise in respect of any event, action or transaction which occurred during such periods.

(c)          Purchaser shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Company for a Straddle Period (“Straddle Period Tax Returns”) in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement; and, subject to the provisions of ARTICLE VIII, the Company shall pay all Taxes reflected as due and payable on all such Tax Returns. Purchaser shall provide a draft of each Straddle Period Tax Return at least thirty (30) days prior to the due date for filing such Straddle Period Tax Returns for the Seller Representative’s review and comment, and each such Tax Return shall be subject to review and approval by the Seller Representative (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. Purchaser shall incorporate all of the Seller Representative’s reasonable comments on such Straddle Period Tax Returns. No later than five (5) Business Days prior to the date that any Straddle Period Tax Return is filed, Sellers shall pay to Purchaser the amount of all Indemnifiable Taxes required to be paid with respect to such Straddle Period Tax Return as determined pursuant to this Section 8.1(c), except as reflected in the computation of the Closing Date Tangible Net Equity, as finally determined hereunder.

(d)          For purposes of apportioning Taxes of a Straddle Period between the period ending on the Closing Date and the period beginning the day after the Closing Date, the amount of Taxes which relates to the portion of a Straddle Period ending on the Closing Date: (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(e)          Any credits, refunds and other recoveries of Taxes with respect to periods ending prior to or on the Closing Date (including the portion of any Straddle Period ending on the Closing Date as determined pursuant to Section 8.1(d), and including any refunds of estimated Taxes), shall belong to Sellers and be paid to them promptly upon any credit thereof to, or receipt or recovery thereof by, Purchaser, the Company or any of their respective Affiliates. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.

(f)          Purchaser shall promptly notify the Seller Representative following receipt of any notice of audit or other proceeding relating to any Seller Return or any other federal or state Tax Return filed on or before the Closing Date (together with all Seller Returns, the “Prior Period Returns”). The Seller Representative shall control any and all audits or other proceedings and litigation relating to any Prior Period Return, including the filing of an amended Tax Return, and Purchaser and the Seller Representative shall have joint control of any and all audits or other proceedings and litigation relating to a Tax Return for a Straddle Period, including the filing of an amended Tax Return. Neither the Seller Representative nor Purchaser shall settle or compromise an audit or other proceeding or litigation relating to a Tax Return for a Straddle Period without the

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Consent of the other Party, which Consent shall not be unreasonably withheld, conditioned or delayed.

(g)          The Parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.1(g) and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of powers of attorney, and records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the Parties shall furnish the other Parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other Party may have an indemnification obligation under this Agreement.

(h)          Any transfer, sales, use, documentary, property or similar Taxes applicable to, imposed upon or arising out of Purchaser’s purchase of the Shares (such Taxes, “Transfer Taxes”) will be borne fifty percent (50%) by Sellers (severally and not jointly) and fifty percent (50%) by Purchaser. Further, (i) Purchaser shall be responsible for preparing all such Tax Returns and related forms or filings, (ii) Purchaser shall provide each such Tax Return or form or filing to the Seller Representative for its review and Consent at least five (5) Business Days prior to the due date thereof, and (iii) Sellers shall not have any obligation to execute any such form or filing unless Purchaser revises such form or filing for any reasonable comments provided by the Seller Representative in respect thereof. The Seller Representative shall cooperate with Purchaser in preparing and filing all such filings, Tax Returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Law in connection with the payment of such Transfer Taxes, and the parties shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith.

(i)           Purchaser shall pay over to the Seller Representative, on behalf of Sellers, the amount of any Post-Closing Tax Benefit within thirty (30) days after the filing of a Tax Return which includes such Post-Closing Tax Benefit, together with such other information as the Seller Representative may reasonably request to allow it to confirm the calculation of such Post-Closing Tax Benefit. Purchaser agrees that to the extent permitted by Law, Purchaser shall report and utilize, or cause the Company to report or utilize, all Transaction Deductions on the relevant U.S. federal income Tax Returns for the earliest taxable period for which such Transaction Deductions may properly be reported under applicable Law. Any payment made by Purchaser pursuant to this Section 8.1(i) shall be treated as an adjustment to the Purchase Price for all Tax purposes. In the event that the amount of any Post-Closing Tax Benefit (as determined hereunder) is subsequently reduced as a result of a “determination” within the meaning of Section 1313 of the Code, then the Purchaser shall send to the Seller Representative a copy of such determination together with such other information as the Seller Representative may reasonably request to allow it to confirm the

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calculation of such reduction. The Sellers shall, within ten (10) Business Days of receipt of such information, pay to the Purchaser the amount of any such reduction.

(j)           Notwithstanding any other provision of this Agreement to the contrary (other than Section 8.1(i)), no Purchaser Indemnified Party, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date, (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by, or omissions by, the Purchaser Indemnified Party or any of its Affiliates (including without limitation the Company) after the Closing that are not specifically contemplated by this Agreement, (iv) were already taken into account in the calculation of the Transaction Expenses or Closing Date Tangible Net Equity (as finally determined hereunder), or (v) are attributable to Taxes for which Purchaser has not notified the Seller Representative pursuant to Section 8.1(f).

(k)          Neither the Purchaser, nor the Company, nor any of their Affiliates shall, without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned), (i) amend any Tax Return relating to a Pre- Closing Tax Period (including, for the avoidance of doubt, any Straddle Period), (ii) make any election under Section 336(e) or Section 338 of the Code (or any comparable provisions of state, local, or federal income Tax Law) or any successor provision, (iii) make any other Tax election or take any other action that has the effect of increasing the amount of Taxes attributable to a Pre- Closing Tax Period, or (iv) make a voluntary disclosure to any Tax authority with respect to any Tax or Tax Returns of the Company for any Pre-Closing Tax Period.

Section 8.2 Books and Records; Access and Assistance.

(a)          For a period of seven (7) years after the Closing Date, Purchaser shall retain, or cause the Company to retain, all Company Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date. Notwithstanding the foregoing, Purchaser may dispose of any such Company Records or other books and records during such seven (7) year period if the same are first offered in writing to the Seller Representative and not accepted by the Seller Representative within thirty (30) days of such offer.

(b)          After the Closing Date, Purchaser shall permit the Seller Representative and its Representatives to have reasonable access to, and to inspect and copy, at the Seller Representative’s expense, any Company Records and other books and records referred to in Section 8.2(a) that any Seller requires for financial reporting, Tax, or accounting purposes. Each Seller and the Seller Representative shall keep confidential all such Company Records and other books and records in accordance with Section 8.3(b).

(c)          If after the Closing any Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) any transaction contemplated by this Agreement or the Related Agreements or (ii) any fact, situation, condition, event, action,

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failure to act, or transaction occurring prior to the Closing Date involving the Company or the Business, each other Party shall (A) reasonably cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending Party is seeking indemnification under ARTICLE XI or involving a dispute between the Parties.

Section 8.3 Confidentiality.

(a)          Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

(b)          Following the Closing, each Seller shall, and shall cause its Affiliates to, keep confidential all information relating to the Company and the Business, except to the extent that (i) such information shall have become generally available to the public other than by breach of this Agreement by any Seller or any of its respective Affiliates, (ii) such Seller is required to disclose such information in the course of such Seller’s duties to the Company following the Closing (but only to the extent so required), or (iii) such information is required to be disclosed by applicable Law, in which case such Seller shall (A) provide Purchaser with prompt written notice of such requirement so that Purchaser may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 8.3(b), (B) cooperate with Purchaser, at Purchaser’s expense, to obtain such protective order or other remedy, (C) disclose only the portion of that information such Seller or its Representative is advised in writing by its counsel is legally required to be disclosed, (D) before making any disclosure, provide Purchaser with the text of the proposed disclosure and consider in good faith Purchaser’s suggestions concerning the scope and content of the information to be disclosed, and (E) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

Section 8.4 Agreement Not to Compete or Solicit.

(a)          In furtherance of the sale of the Shares to Purchaser under this Agreement and to more effectively protect the value and goodwill of the Company and the Business represented thereby, (x) Universal Care Acquisition Partners, LLC, a Seller (“UCAP”), covenants and agrees that, during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, UCAP shall not, and shall cause its Affiliates not to, directly or indirectly, and (y) Jeffrey Davis and Jay Davis, each a Seller (collectively, the “Davis Sellers”) covenant and agree that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing, the Davis Sellers shall not, and shall cause its or their Affiliates not to, directly or indirectly:

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(i) own, manage, operate, control, participate in, consult or perform services for, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business competitive with the Business (including with respect to all offerings and products of the Business, including but not limited to individual and family products offered on and off of the Covered California exchange ) as conducted or contemplated to be conducted as of or before the Closing Date in any of the counties of Fresno, Imperial, Los Angeles, Kern, Kings, Orange, Riverside, San Bernardino, San Diego, San Mateo, Santa Clara, Tulare, San Francisco, Madera, Sacramento and Yolo, located in the State of California (it being expressly acknowledged by such Seller in its capacity as a seller that such area is relevant to the conduct of the Business and such geographic and time restriction is reasonable and necessary to protect the value and goodwill of the Company and the Business);

(ii) (A) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Company to cease doing business with the Company or (B) in any way interfere with the relationship between the Company and any customer, vendor, supplier, licensor, licensee, or other business relation of the Company; or

(iii) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of the Company to leave the employ of the Company.

(b)          Notwithstanding the foregoing, (i) so long as, during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, neither UCAP nor any of its Affiliates secures a license from the DMHC pursuant to the Knox-Keene Act to operate a full service health care service plan, or otherwise owns, operates and/or controls such full service health care service plan (other than a “restricted health care service plan” as defined in §1300.49(a) of Title 28 of the California Code of Regulations), nothing in Section 8.4(a)(i) shall prohibit or otherwise restrict UCAP and/or any of its Affiliates from, without limitation, (A) owning, managing, operating, controlling, participating in, consulting or performing services for, or otherwise carrying on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any form of managed care services business, including, without limitation, one or more “restricted health care service plans” as defined in §1300.49(a) of Title 28 of the California Code of Regulations and/or through ownership of the Non-Cash Consideration, accountable care organizations, medical groups, independent physician practice associations, hospitals and/or other healthcare providers, or (B) contracting with health plans, hospitals and/or other healthcare providers on a risk or fee-for-service basis for any line of business, including, without limitation, Medicare, Medi-Cal and commercial; and (ii) nothing in Section 8.4(a)(ii) or Section 8.4(a)(iii) shall prohibit UCAP, the Davis Sellers or their respective Affiliates from (A) making general employment solicitations, not specifically directed at employees of the Company, and hiring any individuals who respond to such solicitations or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Company for at least six (6) months, so long as such Seller and its Affiliates did not have any contact with such individual in violation of Section 8.4(a)(ii) or Section 8.4(a)(iii) prior to the end of such individual’s employment with the Company.

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Section 8.5 Release. Subject to Section 8.6, effective as of the Closing, each Seller, for itself and on behalf of its Affiliates, and each of its and their respective successors, assigns, heirs, and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or may assert now or in the future against the Company, any current or former officer, director, manager, employee, agent, or representative of the Company, or any of their respective successors, assigns, heirs, and executors arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing, any Contract with the Company, or otherwise, including any such right arising out of, based upon, or resulting from any facts or circumstances that relate to any claim for indemnification brought by a Purchaser Indemnified Party under ARTICLE XI. Notwithstanding the foregoing, nothing in this Section 8.5 shall be deemed to release, waive or otherwise diminish in any respect any rights or remedies of any Seller Releasor under this Agreement (including rights to indemnification and exculpation described in Section 8.6 below) or the Related Agreements, or any rights in respect of ordinary employee compensation and vested employee benefits as disclosed on the Seller Disclosure Schedules or rights under any insurance policy covering the Company or such Seller Releasor.

Section 8.6 Directors’ and Officers’ Indemnification and Exculpation; Tail Coverage.

(a)          Purchaser agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of the Company who have the right to indemnification or exculpation by the Company (collectively, the “Covered Persons”) as provided in its Organizational Documents or in any Contract set forth on Schedule 8.6(a) shall survive the Closing in accordance with their terms. For a period of not less than six (6) years from the Closing, Purchaser shall not, and shall not permit the Company to, amend, modify or terminate any Organizational Document, Contract or resolution in a manner that would adversely impact such indemnification or exculpation rights without the prior written consent of the affected Covered Persons, except as otherwise required by applicable Law.

(b)          The Company, upon the Closing, shall pay in full and (i) have in effect at the Closing “tail” insurance policies with a claims period of six (6) years from and after the Closing Date with respect to the insurance policies identified on Schedule 8.6(b) for acts or omissions occurring prior to the Closing Date (“Claims Made Policies”) covering the persons who are currently covered by the Claims Made Policies (which persons shall also be deemed “Covered Persons” hereunder) on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current Claims Made Policies; or (ii) provide and maintain, for a period of six (6) years from and after the Closing Date, Claims Made Policies covering such persons on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current Claims Made Policies. Notwithstanding anything herein to the contrary and for the avoidance of doubt, Purchaser shall promptly reimburse Sellers for fifty percent (50%) of the cost of such “tail” insurance policies or Claims Made Policies procured and maintained pursuant to this Section 8.6(b).

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(c)          The provisions of this Section 8.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification or coverage under a policy referenced in this Section 8.6, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 8.6, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(d)          If Purchaser or the Company or its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns shall assume all of the obligations set forth in this Section 8.6.

ARTICLE IX CONDITIONS TO CLOSING

Section 9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Purchaser and the Seller Representative) of the following conditions as of the Closing Date:

(a)          The applicable waiting period under the HSR Act shall have expired or been terminated.

(b)          DMHC shall have issued an Order approving the Notice of Material Modification and such Order shall be in full force.

(c)          No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the transactions contemplated by this Agreement or the Related Agreements and no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Related Agreements which makes the consummation of any of such transactions illegal.

Section 9.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:

(a)          Each of the Fundamental Representations of Sellers and the Company shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Sellers and the Company set forth in ARTICLE IV and ARTICLE V (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this

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Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).

(b)          Each Seller and the Company shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by such Seller or the Company under this Agreement on or prior to the Closing Date.

(c)          Since the date of this Agreement, there shall have been no Material Adverse Effect.

(d)          Purchaser shall have received the Consents set forth on Schedule 9.2(d) in form and substance satisfactory to Purchaser.

(e)          Any and all Liens on the Shares (other than restrictions on transfer imposed under applicable securities Laws) and any and all Liens (other than Permitted Liens) on the properties and assets of the Company shall have been terminated and released pursuant to documentation in form and substance reasonably satisfactory to Purchaser.

(f)           Purchaser shall have received from Sellers and the Company each delivery required pursuant to Section 2.5.

(g)          The amount, if any, of Tangible Net Equity finally determined, following reasonable negotiation where practicable, to be required by the DMHC to be maintained by the Company as of Closing in excess of Target Tangible Net Equity shall not exceed 400% of such Target Tangible Net Equity; provided, that Sellers shall have a reasonable opportunity to cure or provide for alternative arrangements to cure any excess Tangible Net Equity requirements to the reasonable satisfaction of Purchaser prior to Purchaser exercising any termination rights relating to the failure of this condition to Closing to be met.

(h)          To Purchaser’s reasonable satisfaction, any fundamental corporate governance actions of the Company (including, without limitation, as to elections of directors, holding of shareholder meetings and other matters required by the Organizational Documents of the Company or under applicable Law) shall be appropriately ratified.

To the extent that, at or prior to the Closing, the Seller Representative delivers to Purchaser a written notice specifying the failure of the condition under Section 9.2(d) (and Sellers shall have used and agree to continue after Closing to use all commercially reasonable efforts to effectuate the conditions) and Purchaser nevertheless proceeds with the Closing, Purchaser shall be deemed to have waived for all purposes any rights or remedies it may have against Sellers by reason of the failure of any such conditions.

Section 9.3 Additional Conditions to Obligations of Sellers and the Company. The obligations of Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller Representative) of the following additional conditions as of the Closing Date:

(a)          Each of the Fundamental Representations of Purchaser shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing

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Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Purchaser set forth in ARTICLE VI (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).

(b)          Purchaser shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date.

(c)          Sellers and the Company shall have received from Purchaser each delivery required pursuant to Section 2.4.

Section 9.4 Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE X TERMINATION

Section 10.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by Purchaser or the Seller Representative to the other Party (other than in the case of Section 10.1(a)) at any time prior to the Closing:

(a)          by the mutual written agreement of the Seller Representative and Purchaser;

(b)          by either the Seller Representative or Purchaser, if the Closing does not occur on or prior to December 31, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Seller Representative if any Seller or the Company has breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date or (ii) Purchaser if Purchaser has breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date.

(c)          by either the Seller Representative or Purchaser if a final nonappealable Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a court or other Governmental Authority of competent jurisdiction;

(d)          by Purchaser, if:

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(i) any Seller or the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.1 or Section 9.2 and (B) (1) if capable of being cured, has not been cured (or, for periods prior to the Outside Date, a cure has not been commenced) by such Seller or the Company by the earlier of the Outside Date and the date that is thirty (30) days after the Seller Representative’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(d) or (2) is incapable of being cured; provided, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Purchaser at any time that Purchaser has violated, or is in breach of, any representation, warranty, covenant or agreement set forth herein, if such breach would, if not cured, prevent satisfaction of any Sellers’ conditions to Closing hereunder (and has not been waived by Seller); or

(ii) any of the conditions set forth in Section 9.1 or Section 9.2 has become incapable of being satisfied on or prior to the Outside Date; or

(e)          by the Seller Representative, if:

(i) Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.1 or Section 9.3 and (B) (1) if capable of being cured, has not been cured (or, for periods prior to the Outside Date, a cure has not been commenced) by Purchaser by the earlier of the Outside Date and the date that is thirty (30) days after Purchaser’s receipt of written notice from the Seller Representative stating the Seller Representative’s intention to terminate this Agreement pursuant to this Section 10.1(e) or (2) is incapable of being cured provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to the Seller Representative at any time that the Company or Sellers have violated, or are in breach of, any representation, warranty, covenant or agreement set forth herein, if such breach would, if not cured, prevent satisfaction of any Purchaser’s conditions to Closing hereunder (and has not been waived by Purchaser) or

(ii) any of the conditions set forth in Section 9.1 or Section 9.3 has become incapable of being satisfied on or prior to the Outside Date.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of Section 8.3(a), this Section 10.2, and ARTICLE XIII will survive such termination and (b) no such termination will relieve any Party from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by such Party prior to such termination.

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Section 10.3 Termination Fee. Notwithstanding any provision herein to the contrary, Purchaser shall pay to the Company (by wire transfer of immediately available funds) within five (5) Business Days, a fee in an amount equal to Fifteen Million Dollars ($15,000,000) (the “Termination Fee”) if this Agreement is terminated by the Seller Representative (i) pursuant to Section 10.1(e), or (ii) pursuant to Section 10.1(b), in each case only if the failure of the Closing to occur on or prior to the Outside Date is due to (A) Purchaser’s failure to have sufficient financing to consummate the transactions contemplated hereunder or (B) a Governmental Authority’s final, non-appealable determination (and resulting failure to grant a required Consent on the grounds) that Purchaser and/or its Affiliates are insufficiently capitalized; provided, however, that if Purchaser purports to terminate this Agreement pursuant to Section 10.1(b), nothing shall prevent the Seller Representative from pursuing remedies under Section 13.17. Upon payment of the Termination Fee, Purchaser shall not have any further Liability to Sellers or the Company.

ARTICLE XI INDEMNIFICATION

Section 11.1 Survival.

(a)          The Parties agree that the respective representations and warranties of Sellers, the Company, and Purchaser in this Agreement, and the obligations of Sellers and Purchaser pursuant to Section 11.2 and Section 11.3, respectively, with respect to such representations and warranties, shall survive the Closing for a period of twenty-four (24) months after the Closing Date, except that (i) the representations and warranties of the Company in Section 5.14 (Benefit Plans) and Section 5.17 (Taxes), and the obligations of Sellers pursuant to Section 11.2 with respect to such representations and warranties, shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations, (ii) the representations and warranties of the Company set forth in Section 5.19 (Compliance with Law; Illegal Payments) shall survive the Closing Date and shall terminate on the three (3) year anniversary of the Closing Date, and (iii) the Fundamental Representations, the representations and warranties of the Company set forth in Section 5.21 (Related Party Transactions) and the obligations of Sellers and Purchaser pursuant to Section 11.2 and Section 11.3, respectively, with respect to the Fundamental Representations, shall survive the Closing for a period of twenty (20) years or, to the extent permitted by law, indefinitely.

(b)          The Parties agree that (i) the respective covenants and agreements of Sellers, the Company, and Purchaser contained in this Agreement that were to be performed at or prior to the Closing, and the obligations of Sellers and Purchaser pursuant to Section 11.2 and Section 11.3, respectively, with respect to such covenants and agreements, shall survive for twelve (12) months following the Closing Date and (ii) all other covenants and agreements contained in this Agreement, and the obligations of Sellers and Purchaser pursuant to Section 11.2 and Section 11.3, respectively, with respect to such covenants and agreements, shall survive until the expiration of the applicable period of time for which such covenants or agreements are required to be performed.

(c)          Notwithstanding the foregoing, (i) all representations, warranties, covenants, and agreements related to any claim for indemnification asserted within the applicable

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survival period set forth in Section 11.1(a) or Section 11.1(b) (if any), in each case solely with respect to such claim, and the Indemnifying Person’s obligations pursuant to this ARTICLE XI with respect to such claim, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made and (ii) if, during the applicable survival period referred to in Section 11.1(a) or Section 11.1(b) (if any), the Indemnified Person becomes aware of facts or circumstances that could reasonably be expected to lead to a Third Party Claim, the Indemnifying Person’s obligations pursuant to this ARTICLE XI shall not terminate with respect to such potential Third Party Claim if the Indemnified Person notifies the Indemnifying Person of the general nature of such potential Third Party Claim in accordance with Section 11.6 prior to the end of the applicable survival period, whether or not a Third Party Claim is actually made or threatened against the Indemnified Person prior to the end of the applicable survival period.

(d)          The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 11.1 shall replace any statute of limitations that would otherwise be applicable.

Section 11.2 Indemnification by Sellers.

(a)          From and after the Closing, subject to the provisions of this ARTICLE XI, each Seller shall indemnify Purchaser, its Affiliates (including the Company), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) against, be liable to the Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from and against any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:

(i) any breach of or inaccuracy in any representation or warranty made by such Seller in ARTICLE IV; and

(ii) any breach of or failure by such Seller to perform any covenant or agreement of such Seller contained in this Agreement.

(b)          From and after the Closing, subject to the provisions of this ARTICLE XI, Sellers, severally and not jointly, in accordance with their respective Percentage Interests, shall indemnify the Purchaser Indemnified Parties against, be liable to the Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from and against any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:

(i)          any breach of or inaccuracy in any representation or warranty made by the Company in ARTICLE V or in any certificate delivered pursuant to this Agreement;

(ii)         any breach of or failure by the Company to perform any covenant or agreement of the Company contained in this Agreement that was to be performed at or prior to the Closing;

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(iii)        any Indebtedness of the Company outstanding as of the Closing and not taken into account in calculating Closing Date Indebtedness;

(iv)        any Transaction Expenses not taken into account in calculating the Final Cash Purchase Price;

(v)         any Liability for Taxes imposed on the Company for Indemnifiable Taxes; and

(vi)        any fines, penalties or other Losses related to the correction or bringing the Company current in respect of missing or delinquent Forms 5500 with respect to each Benefit Plan.

Section 11.3 Indemnification by Purchaser. From and after the Closing, subject to the provisions of this ARTICLE XI, Purchaser shall indemnify each Seller, its Affiliates, and each of their respective Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, be liable to the Seller Indemnified Parties for, and hold each Seller Indemnified Party harmless from and against any and all Losses suffered or incurred by such Seller Indemnified Party as a result of, arising out of, or relating to:

(a)          any breach of or inaccuracy in any representation or warranty made by Purchaser in ARTICLE VI; and

(b)          any breach of or failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement.

Section 11.4 Certain Matters Relating to Indemnification.

(a)          Sellers will not be required to indemnify the Purchaser Indemnified Parties under Section 11.2(b)(i) unless the aggregate amount of Losses for which Sellers would, but for this Section 11.4(a), be required to indemnify under Section 11.2(b)(i) exceeds Two Million Eight Hundred Thousand Dollars ($2,800,000) (the “Basket”), in which case Sellers shall indemnify the Purchaser Indemnified Parties for all such Losses from the first dollar of Losses; provided, however, that the Basket will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of the Company’s Fundamental Representations or any of the Company’s representations or warranties set forth in Section 5.17 (Taxes). Purchaser will not be required to indemnify the Seller Indemnified Parties under Section 11.3(a) unless the aggregate amount of Losses for which Purchaser would, but for this Section 11.4(a), be required to indemnify under Section 11.3(a) exceeds the Basket, in which case Purchaser shall indemnify the Seller Indemnified Parties for all such Losses from the first dollar of Losses; provided, however, that the Basket will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Purchaser’s Fundamental Representations.

(b)          Sellers will not be required to indemnify the Purchaser Indemnified Parties under Section 11.2(b)(i) for any Losses in excess of Forty-Two Million Dollars ($42,000,000) (the “Cap”); provided, however, that the Cap will not apply to any Losses arising out of or relating to any breach of or inaccuracy in any of the Company’s Fundamental Representations or the representations and warranties set forth in Section 5.17 (Taxes); provided, further, that, absent

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fraud, the aggregate amount required to be paid by Sellers under Section 11.2 will not exceed an amount equal to the Final Cash Purchase Price plus the value of the Non-Cash Consideration (i.e., Eighty Million Dollars ($80,000,000)), with the liability of each Seller not to exceed the amount of consideration they actually received hereunder. Absent fraud, the aggregate amount required to be paid by Purchaser under Section 11.3 will not exceed an amount equal to the Final Cash Purchase Price plus the value of the Non-Cash Consideration (i.e., Eighty Million Dollars ($80,000,000)).

(c)          Notwithstanding anything to the contrary contained in this Agreement, the sole and exclusive source of payment for Losses resulting or arising from claims for indemnification pursuant to Section 11.2(b)(i) for breaches of representations other than Fundamental Representations or any of the Company’s representations or warranties set forth in Section 5.17 (Taxes) will be sought only from the Indemnity Escrow Account in accordance with the Escrow Agreement (but without affecting any express requirement to replenish the Indemnity Escrow Account in accordance with this Agreement). Except as provided in the immediately preceding sentence, any indemnification payment to which any Purchaser Indemnified Party is entitled under Section 11.2(b) shall first be made as a payment to such Purchaser Indemnified Party from the Indemnity Escrow Account in accordance with the Escrow Agreement and, if and when the Indemnity Escrow Account has been depleted, any such payment shall be made by Sellers, severally and not jointly, in accordance with their respective Percentage Interests, it being understood that the amount of funds held in the Indemnity Escrow Account shall in no way limit the aggregate amount of indemnification to which any Purchaser Indemnified Party is entitled, subject to the provisions of this ARTICLE XI. All payments to Purchaser Indemnified Parties under Section 11.2 shall be satisfied first from the Indemnity Escrow Cash Amount, then from the Indemnity Escrow Shares. Any indemnification payment to which any Purchaser Indemnified Party is entitled under Section 11.2(a) shall be made by the Seller responsible for such payment.

(d)          Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of calculating the amount of Losses resulting from, arising out of, or relating to a breach of or inaccuracy in such representation or warranty but not in determining whether there has been a breach of or inaccuracy in such representation or warranty.

(e)          The representations, warranties, covenants, and agreements of the Parties contained in this Agreement, and the rights and remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect thereto, will not be affected by any investigation, inquiry, or examination made by or on behalf of either Party, or the knowledge of either Party or their respective Representatives, regardless of whether such investigation, inquiry, or examination was conducted, or such knowledge was obtained, prior to, at, or after the execution of this Agreement or the consummation of the Closing and regardless of whether such knowledge was obtained from the other Party, any of its Representatives, or any other Person.

Section 11.5 Claims.

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(a)          As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Person) and the amount of Losses suffered or incurred or that the Indemnified Person reasonably believes it will or may suffer or incur.

(b)          If the Indemnifying Person does not object in writing to such claim within forty-five (45) days after receiving such Claim Notice, during which time the Parties shall reasonably cooperate in the investigation of the facts and circumstances surrounding such claim, it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this ARTICLE XI and, subject to Section 11.4 and, if applicable, the provisions of the Escrow Agreement, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person or the Indemnity Escrow Account, as applicable, and the Indemnifying Person or the Escrow Agent, as applicable, shall promptly pay to the Indemnified Person, the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 11.2 or Section 11.3 in respect of such claim), and no later objection by the Indemnifying Person shall be permitted. If within such forty-five (45) day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only an amount less than that set forth in the Claim Notice, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person or the Indemnity Escrow Account, as applicable, and the Indemnifying Person or the Escrow Agent, as applicable, shall promptly pay to the Indemnified Person, the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. If within such forty-five (45) day period the Indemnifying Person objects in writing to such claim or the amount thereof, then the total amount of indemnification to which the Indemnified Person shall be entitled shall be determined by (x) the written agreement of the Indemnified Person and the Indemnifying Person, (y) a final Order of any court of competent jurisdiction, or (z) any other means to which the Indemnified Person and the Indemnifying Person shall agree. The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 11.6 Notice of Third Party Claims; Assumption of Defense.

(a)          As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 11.5(a)) to the Indemnifying Person in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby.

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(b)          The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Person within thirty (30) days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Person; provided, however, that the Indemnifying Person will not have the right to assume control of the defense of such Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Person, if (A) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Proceeding, (B) the Indemnified Person reasonably believes an adverse determination with respect to such Third Party Claim would be detrimental to or injure the reputation or future business prospects of the Indemnified Person or any of its Affiliates, (C) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interests between them, (D) Sellers are the Indemnifying Person and such Third Party Claim seeks money damages in excess of the funds then remaining in the Indemnity Escrow Account, (E) the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, or (F) Sellers are the Indemnifying Person and Indemnified Person reasonably believes the defense of such Third Party Claim could materially adversely affect the Indemnified Person’s relationship with any of its customers, suppliers, or other business relationships.

(c)          If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, then the Indemnified Person shall have the right to employ counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing or (ii) the Indemnified Person has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person.

(d)          Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.

Section 11.7 Settlement or Compromise.

(a)          If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written Consent of the Indemnifying Person (such Consent not to be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to settle or compromise any such Third Party Claim without such Consent, provided that in such event the Indemnified Person shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned or delayed.

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(b)          If the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written Consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) the Indemnifying Person first enters into an agreement with the Indemnified Person (in form and substance reasonably satisfactory to the Indemnified Person) pursuant to which the Indemnifying Person agrees to be fully responsible for, and to provide full indemnification to the Indemnified Person for, all Losses relating to such Third Party Claim, (ii) such settlement or compromise involves only payment of money damages, (iii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, (iv) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (v) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.

(c)          Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim in accordance with this Section 11.7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

Section 11.8 Calculation of Losses. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be net of any amounts actually recovered by the Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, net of (a) all out-of-pocket costs and expenses relating to collection of such amounts, (b) any deductible associated therewith, and (c) any increase in premiums resulting therefrom. Indemnified Person shall use commercially reasonable efforts to pursue claims under insurance policies to the extent coverage is readily available.

Section 11.9 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 11.2 or Section 11.3 shall be treated by Purchaser and Sellers as an adjustment to the Purchase Price.

Section 11.10 No Duplication of Recovery. Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.

Section 11.11 No Right of Contribution. Each Seller hereby irrevocably waives and releases any right of contribution, subrogation, or indemnification against the Company with respect to any claim for indemnification for which such Seller is or becomes liable under this Agreement and any payment that such Seller is or becomes obligated to make to any Purchaser Indemnified Party pursuant to this ARTICLE XI.

Section 11.12 Exclusive Remedy. From and after the Closing, except in the case of fraud, intentional misrepresentation, or intentional or willful breach, the sole and exclusive Liability of

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the Parties under or in connection with this Agreement and the transactions contemplated by this Agreement, and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this ARTICLE XI and in Section 3.3 and Section 13.17.

ARTICLE XII SELLER REPRESENTATIVE

Section 12.1 Designation. Each Seller hereby designates Kenneth Sim, M.D., Thomas Lam, M.D., Jay Davis and Jeffrey Davis, collectively, to serve as the representative of Sellers with respect to the matters expressly set forth in this Agreement and the Escrow Agreement to be performed by the Seller Representative. The Sellers set forth on Schedule 12.1 shall have the right to appoint the applicable member of the Seller Representative listed on such Schedule 12.1 and such member’s successor or replacement from time to time.

Section 12.2 Authority. Each Seller hereby irrevocably appoints Kenneth Sim, M.D., Thomas Lam, M.D., Jay Davis and Jeffrey Davis to act collectively as the agent, proxy, and attorney in fact for such Seller for all purposes of this Agreement and the Escrow Agreement (collectively, the “Seller Representative”), and each member of the Seller Representative, by his, her or its signature below, agrees to serve in such capacity. The Seller Representative shall have the full power and authority on such Seller’s behalf to: (a) consummate the transactions contemplated by this Agreement; (b) execute the Escrow Agreement and make all decisions required or allowed to be made by the Seller Representative pursuant to the Escrow Agreement; (c) determine whether the conditions to Closing set forth in ARTICLE IX have been satisfied (or to waive such conditions), or terminate this Agreement pursuant to Section 10.1; (d) deliver or cause to be delivered the Estimated Closing Statement to Purchaser pursuant to Section 3.2, and otherwise take all other actions contemplated to be taken by the Seller Representative under Section 3.3; (e) defend, control, settle, compromise, or take any other action on behalf of Sellers with respect to any matter for which any Purchaser Indemnified Party seeks indemnification under ARTICLE XI; (f) seek indemnification from Purchaser under ARTICLE XI, including the right to prosecute, defend, control, settle, compromise, or take any other action with respect to any such indemnification claim; (g) disburse any funds received under this Agreement to such Seller and each other Seller; (h) endorse and deliver any certificates or instruments representing such Seller’s Shares and execute such further instruments of assignment as Purchaser shall reasonably request; (i) execute and deliver on behalf of such Seller any amendment or waiver to this Agreement or the Escrow Agreement; (j) deliver all notices required to be delivered by Sellers under this Agreement; (k) receive all notices required to be delivered to Sellers under this Agreement; (l) take all other actions to be taken by or on behalf of such Seller that the Seller Representative may deem necessary or desirable in connection with this Agreement and the Escrow Agreement; and (m) do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Seller. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement and the Escrow Agreement) will be binding upon all Sellers, and, subject to Section

12.7, no Seller will have the right to object, dissent, protest, or otherwise contest the same.

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Section 12.3 Replacement of Members of Seller Representative. In the event that any member of the Seller Representative resigns or is unable to serve, a replacement member of the Seller Representative shall be appointed by the Seller(s) responsible for such member’s initial appointment. The decisions and actions of any such replacement member of the Seller Representative shall be, for all purposes, those of a member of the Seller Representative as if originally named herein.

Section 12.4 Action by Majority Vote. Any action approved in writing by a majority of the members of the Seller Representative shall be the action of the Seller Representative. In the event of a deadlock among the members of the Seller Representative a fifth independent Person mutually agreed upon by the members shall cast a tie-breaking vote.

Section 12.5 Spokesperson. Because it may not be practical or efficient to interact with each member of the Seller Representative, Sellers designate Jeffrey Davis as the appointed and designated spokesperson of the Seller Representative (the “Spokesperson”). Sellers and the other members of the Seller Representative hereby authorize Purchaser to communicate solely with the Spokesperson (or his, her or its successor) as to all matters relating to the transactions contemplated by this Agreement and to rely on instructions given and actions taken by the Spokesperson as if given by the Seller Representative .

Section 12.6 Reliance by Purchaser. Each Seller agrees that Purchaser will be entitled to rely on any action taken by the Seller Representative, on behalf of such Seller, pursuant to Section 12.2 (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Seller as fully as if such Seller had taken such Authorized Action.

Section 12.7 Exculpation. The Seller Representative will not, by reason of this Agreement or the Escrow Agreement, have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative will not be liable to any Seller for any action taken or omitted by it or any agent employed by it under this Agreement, the Escrow Agreement, or any other document entered into in connection with this Agreement or the Escrow Agreement, except that the Seller Representative will not be relieved of any Liability imposed by Law for willful misconduct. The Seller Representative will not be liable to any Seller for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, will be to recover from other Sellers any payment in excess of the amount to which such other Sellers are determined to have been entitled. The Seller Representative will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or the Escrow Agreement. Neither the Seller Representative nor any Representative engaged by it will be liable to any Seller by virtue of the failure or refusal of the Seller Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties under this Agreement or the Escrow Agreement, except that the Seller Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.

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ARTICLE XIII MISCELLANEOUS

Section 13.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated by this Agreement.

Section 13.2 Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by Purchaser, the Company, and the Seller Representative.

Section 13.3 Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) on the date of transmission, if sent by facsimile transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day, (c) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (d) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual:

(a)	If to Purchaser, to:

Bright Health Company of California, Inc.

c/o Bright Health, Inc.

219 North Second Street

Suite 310

Minneapolis, MN 55401

Attention:	Brian Beutner, General Counsel
Email:	bbeutner@brighthealthinc.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP

350 S. Grand Avenue, 25th Floor

Los Angeles, CA 90071

Attention:	Paul de Bernier / Tareah E. Ikharo (Matter No. 19634384) Facsimile: +1 213 576 8108
Email:	pdebernier@mayerbrown.com / tikharo@mayerbrown.com

(b)	If to any Seller, the Seller Representative or the Company prior to the Closing to:

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Universal Care, Inc.

5455 Garden Grove Blvd., 5th Floor

Westminster, CA 92683

Attention:	Jeffrey Davis, Chief Executive Officer
Facsimile:	+1 657 400 1213
Email:	JeffDavis@universalcare.com

and

837 N. Bundy Dr.

Los Angeles, CA 90049

Attention: Jeffrey Davis

Email: jvdavis837@gmail.com

with a copy (which will not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067

Attention:	Aytan Dahukey
Facsimile:	+1 310 228 3906
Email:	adahukey@sheppardmullin.com

(c)	If to any Seller or the Seller Representative following the Closing to:

837 N. Bundy Dr.

Los Angeles, CA 90049

Attention:	Jeffrey Davis
Email:	jvdavis837@gmail.com

with a copy (which will not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067

Attention:	Aytan Dahukey
Facsimile:	+1 310 228 3906
Email:	adahukey@sheppardmullin.com

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 13.3.

Section 13.4 United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.

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Section 13.5 Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. Except as set forth in Section 7.9, Section 9.2 and Section 9.3, no waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party.

Section 13.6 Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties, except that Purchaser may, without the Consent of any Seller, the Seller Representative, or the Company, assign any of its rights under this Agreement to any Affiliate of Purchaser, but no such assignment will relieve Purchaser of any of its obligations under this Agreement.

Section 13.7 No Third Party Beneficiaries. Except as provided in Section 8.6 (with respect to Covered Persons) and ARTICLE XI (with respect to Indemnified Persons), this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.8 Publicity. No Party or any of its Representatives may make any press release or other public disclosure regarding the existence of this Agreement or the Related Agreements, its or their contents, or the transactions contemplated by this Agreement or the Related Agreements without the written Consent of the other Parties, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure (which Consent may not be unreasonably withheld, conditioned, or delayed). Each Party shall hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding the foregoing, nothing in this Section 13.8 will prevent any Party or its Representatives from making any press release or other disclosure required by Law or the rules of any stock exchange, in which case the Party required to make such press release or other disclosure shall use commercially reasonable efforts to allow the other Parties reasonable time to review and comment on such release or disclosure in advance of its issuance.

Section 13.9 Further Assurances. On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement.

Section 13.10 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

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Section 13.11 Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Parent Disclosure Schedule, and the Schedules hereto), the Related Agreements, and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

Section 13.12 No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

Section 13.13 Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

Section 13.14 Jurisdiction, Service, and Venue. Each Party agrees: (a) to submit to the exclusive jurisdiction of the state courts located in Orange County in the State of California (unless the federal courts have exclusive jurisdiction, in which case the federal courts located in Orange County in the State of California) (the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 13.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 13.15 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.15.

Section 13.16 No Rescission. Except in the case of fraud, no Party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder or otherwise.

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Section 13.17 Equitable Relief. Each Party acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 8.4), (b) any such breach would cause the other Parties irreparable harm, and (c) in addition to any other remedies available at law or in equity, the other Parties will be entitled to equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 8.4). No Party will contest the appropriateness of any injunction or specific performance as a remedy for a breach or threatened breach of this Agreement.

Section 13.18 Privileged Communications. Effective as of the Closing, the Company hereby assigns to Sellers all of its then existing right, title and interest in and to all pre-Closing (i) attorney-client communications with SMRH, (ii) files of SMRH related to the Company’s engagement of SMRH, and (iii) files of the Company, in each case only to the extent that they directly reflect communications from or to SMRH related to the limited scope of the negotiation, preparation or execution of this Agreement or the Related Agreements. Accordingly, all communications between the Company and any of its directors, officers or employees (in their capacity as such) on the one hand and SMRH on the other hand in the course of and following the date of such engagement regarding the negotiation, preparation or execution of this Agreement or the Related Agreements shall be deemed to be attorney-client confidences that belong solely to Sellers and not the Company. Purchaser shall have no access to any such communications, or to the files of SMRH relating to such engagement, whether or not the Closing shall have occurred. Notwithstanding the foregoing, in the event that a dispute arises between the Company and a third party other than a Party to this Agreement after the Closing, the Company may assert the attorney- client privilege to prevent disclosure of confidential communications by SMRH to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed).

Section 13.19 Conflict of Interest. If any Seller so desires, and without the need for any consent or waiver by Purchaser or the Company, SMRH shall be permitted to represent such Seller after the Closing in connection with any matter related to the transactions contemplated by this Agreement, the Related Agreements or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent any Seller, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Purchaser, or any of its agents or Affiliates under or relating to this Agreement or any transaction contemplated by this Agreement or any Related Agreement, and any related matter, such as claims for indemnification. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH, unless SMRH is specifically engaged in writing by the Company to represent such entity after Closing and either such engagement involves no conflict of interest with respect to any Seller (as applicable) or the applicable Seller(s) consent(s) in writing at the time to such engagement. Any such representation of the Company by SMRH after Closing shall not affect the foregoing provisions hereof.

Section 13.20 No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection,

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or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 13.21 Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument.

Section 13.22 Guaranty by Purchaser Parent.

(a)          Notwithstanding anything to the contrary in this Agreement, by its execution and delivery of this Agreement, Purchaser Parent hereby unconditionally and irrevocably guarantees to and for the benefit of Sellers and any Seller Indemnified Parties (collectively, the “Guaranteed Parties”) the full, complete and timely payment and performance by Purchaser of each obligation of Purchaser under this Agreement, including the punctual and complete payment and performance, if, as and when due, by Purchaser of all of Purchaser’s payment obligations to Sellers under this Agreement, including Purchaser’s indemnification obligations set forth in ARTICLE XI of this Agreement, and the timely satisfaction and performance of all of Purchaser’s covenants, agreements and obligations contained in this Agreement (all obligations under this Agreement, whether now or hereafter existing, being referred to collectively as the “Guaranteed Obligations”).

(b)          The guaranty set forth in this Section 13.22 shall be enforceable against the Purchaser Parent regardless of whether such action is brought against Purchaser or any other Person or whether Purchaser or any other Person is joined in any such action; provided, however, that following the Closing, before bringing any claim against Purchaser Parent for payment or performance of any of the Guaranteed Obligations, each Guaranteed Party shall use reasonable best efforts to seek performance or payment by Purchaser for a period of no less than ninety (90) days from the date on which such Guaranteed Party initially notifies Purchaser of such claim or the facts forming the basis of such claim, unless and solely to the extent that such Guaranteed Party reasonably anticipates that he, she or it would be materially prejudiced by such delay in bringing a claim against Purchaser Parent.

(c)          This guaranty constitutes a guarantee of payment and performance, and not merely of collection, whether or not recovery may be, or hereafter may become, barred by any statute of limitation or otherwise, and is not conditional or contingent upon any event, contingency or circumstance except as expressly set forth in this Agreement. The Guaranteed Obligations will

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not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Purchaser or by any defense which Purchaser may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. The Guaranteed Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Purchaser becomes subject to a bankruptcy, reorganization, insolvency or similar proceeding, and the failure of any Guaranteed Party to so file shall not affect the Guaranteed Obligations hereunder. In the event that any performance or payment to a Guaranteed Party in respect of the Guaranteed Obligations is rescinded, annulled, set aside, invalidated, declared to be fraudulent or preferential or must otherwise be returned (as applicable) for any reason whatsoever, Purchaser Parent shall remain liable hereunder with respect to such Guaranteed Obligations as if such performance or payment had not been made. Purchaser Parent hereby expressly, irrevocably and unconditionally waives any defenses which would otherwise operate to impair or diminish Purchaser Parent’s liability under this Section 13.22, including arising by reason of promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment or performance, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Purchaser, and all suretyship defenses generally.

(d)          Purchaser Parent understands and agrees that the guarantee contained in this Section 13.22 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (i) the validity or enforceability of this Agreement, any of the Guaranteed Obligations or any right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Purchaser or any other Person against any Guaranteed Party, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of Purchaser or Purchaser Parent) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Guaranteed Obligations in bankruptcy or in any other instance, in each case other than payment or performance in full of the Guaranteed Obligations.

(e)          Notwithstanding any payment made by Purchaser Parent hereunder, Purchaser Parent shall not be entitled to be subrogated to any of the rights of Guaranteed Party against Purchaser or any right of offset held by any Guaranteed Party for the payment of the Guaranteed Obligations, nor shall Purchaser Parent seek or be entitled to seek any contribution or reimbursement from Purchaser in respect of payments made by Purchaser Parent hereunder, until all of the Guaranteed Obligations are paid in full in cash. If any amount shall be paid to Purchaser Parent on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Purchaser Parent in trust for the Guaranteed Parties, segregated from other funds of Purchaser Parent, and shall, forthwith upon receipt by Purchaser Parent, be turned over to Sellers to be applied against the Guaranteed Obligations.

(f)          Purchaser Parent hereby represents and warrants as of the date of this Agreement that (i) Purchaser Parent has full power and authority to execute and deliver this

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Agreement and to perform the obligations under this Section 13.22, and the execution, delivery and performance under this Section 13.22 of this Agreement by Purchaser Parent has been duly authorized by all necessary action on the part of Purchaser Parent, (ii) this Agreement constitutes a legal, valid and binding obligation of Purchaser Parent enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity; (iii) the execution, delivery and performance under this Section 13.22 by Purchaser Parent does not contravene any provision of Purchaser Parent’s organizational documents or any Law or contractual restriction binding on Purchaser Parent or any of its assets; and (iv) Purchaser Parent has the financial capacity to pay and perform all of its obligations under this Section 13.22, and all funds necessary for Purchaser Parent to fulfill its obligations under this Section 13.22 shall be available to Purchaser Parent.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

BRIGHT HEALTH COMPANY OF CALIFORNIA, INC.

By:	/s/ G. Mike Mikan
Name:	G. Mike Mikan
Title:	President

SOLELY FOR PURPOSES OF SECTION 13.22

PURCHASER PARENT:

BRIGHT HEALTH, INC.

By:	/s/ G. Mike Mikan
Name:	G. Mike Mikan
Title:	President

[Signature Page to Stock Purchase Agreement]

SELLERS:

UNIVERSAL CARE ACQUISITION PARTNERS, LLC

By:	/s/ Thomas Lam, M.D.
Name:	Thomas Lam, M.D.
Title:	Manager

HOWARD E. AND ELAINE H. DAVIS FAMILY TRUST

By:
Name:
Title:

HOWARD E. AND ELAINE H. DAVIS GRANDCHILDREN’S TRUST

By:
Name:
Title:

JEFFREY V. DAVIS

JAY B. DAVIS

[Signature Page to Stock Purchase Agreement]

SELLERS:

UNIVERSAL CARE ACQUISITION PARTNERS, LLC

By:
Name:
Title:

HOWARD E. AND ELAINE H. DAVIS FAMILY TRUST

By:	/s/ Howard Davis
Name:	Howard Davis
Title:	Trustee

HOWARD E. AND ELAINE H. DAVIS GRANDCHILDREN’S TRUST

By:	/s/ Jeffrey Davis
Name:	Jeffrey Davis
Title:	Trustee

/s/ JEFFREY V. DAVIS
JEFFREY V. DAVIS

/s/ JAY B. DAVIS
JAY B. DAVIS

[Signature Page to Stock Purchase Agreement]

/s/ LAURA DAVIS-LOSCHIAVO
LAURA DAVIS-LOSCHIAVO

/s/ MARC M. DAVIS
MARC M. DAVIS

PETER AND HELEN LEE FAMILY TRUST

By:
Name:	Peter Lee
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

LAURA DAVIS-LOSCHIAVO

MARC M. DAVIS

PETER AND HELEN LEE FAMILY TRUST

By:	/s/ Peter Lee
Name:	Peter Lee
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

COMPANY:

UNIVERSAL CARE, INC.

By:	/s/ Jeffrey Davis
Name:	Jeffrey Davis
Title:	COO

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:

By:	/s/ Kenneth Sim, M.D.
Name:	Kenneth Sim, M.D.

By:	/s/ Thomas Lam, M.D.
Name:	Thomas Lam, M.D.

By:
Name:	Jay Davis

By:
Name:	Jeffrey Davis
Title:	Spokesperson

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:

By:
Name:	Kenneth Sim, M.D.

By:
Name:	Thomas Lam, M.D.

By:	/s/ Jay Davis
Name:	Jay Davis

By:	/s/ Jeffrey Davis
Name:	Jeffrey Davis
Title:	Spokesperson

[Signature Page to Stock Purchase Agreement]